[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

Attachment A

This reorganization involves the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document have been prepared in accordance with foreign accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

MINERA FRISCO, S.A.B. DE C.V.

INFORMATION BROCHURE PREPARED PURSUANT TO ARTICLE 90 OF THE SECURITIES MARKET LAW AND ARTICLE 9 OF THE GENERAL PROVISIONS APPLICABLE TO SECURITIES ISSUERS AND OTHER SECURITIES MARKET PARTICIPANTS, PUBLISHED IN THE OFFICIAL GAZETTE OF THE FEDERATION ON MARCH 19, 2003, AMENDED IN ACCORDANCE WITH THE RESOLUTIONS PUBLISHED IN SAID OFFICIAL GAZETTE OF THE FEDERATION ON OCTOBER 7, 2003, SEPTEMBER 6, 2004, SEPTEMBER 22, 2006, SEPTEMBER 19, 2008, JANUARY 27, 2009, JULY 22, 2009 AND DECEMBER 29, 2009 (THE “ISSUERS’ REGULATIONS”) IN ORDER TO RECORD IN THE NATIONAL SECURITIES REGISTRY (THE “RNV”) AND TO LIST AND TRADE IN THE BOLSA MEXICANA DE VALORES, S.A.B. DE C.V. (THE “BOLSA”), WITHOUT A PUBLIC OFFERING, 2,745,000,000 COMMON, SERIES A-1 SHARES WITH NO PAR VALUE OF THE MINIMUM FIXED CAPITAL STOCK OF MINERA FRISCO, S.A.B. DE C.V. (HEREINAFTER, INDISTINCTLY THE “COMPANY”, THE “ISSUER” OR “MINERA FRISCO”), WHICH ENTITY WAS INCORPORATED AS A RESULT OF THE SPIN-OFF OF GRUPO CARSO, S.A.B. DE C.V. (“GRUPO CARSO”).

Issuer:	Minera Frisco, S.A.B. de C.V.

Ticker symbol:	“FRISCO”

Date for commencement of trading on the Bolsa:	[January] [6], 2011

Registration date:	[January] [6], 2011

Type of security:	Common, Series A-1 shares without par value of the minimum fixed capital stock of the Issuer.

Amount of the capital stock:	As of June 30, 2010, the authorized capital stock of the Issuer amounts to 80,193,813.86 Pesos, and is comprised of 2,745,000,000 common, Series A-1 shares without par value of the minimum fixed capital stock. The fully subscribed and paid for capital stock of the Issuer amounts to 67,558,847.55 Pesos and is comprised of 2,312,510,500 common, Series A-1 shares without par value of the minimum fixed capital.

Initial trading price:	[—] Pesos

Depository:	S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”).

Tax Regime:	Upon the effectiveness of the spin-off of Grupo Carso, the shareholders of such company will receive in exchange shares of capital stock of Grupo Carso and of the Issuer, in proportion to the amount of shares of Grupo Carso owned on the date of the spin-off. The shares to be exchanged will not be deemed to have been sold for Mexican tax purposes. In any event, each shareholder must consult their tax advisor with respect to any tax consequences that may result.

Characteristics of the registration:	Registration without a public offering of 2,745,000,000 common, Series A-1 shares without par value, of which, as of June 30, 2010, 2,312,510,500 shares are outstanding and fully subscribed and paid for, and 432,489,500 shares are maintained in the treasury of the Company.

Potential acquirers:	The shares of capital stock of the Issuer may only be subscribed and purchased by Mexican investors, such as individuals and entities whose investment regimes expressly include such limitations, including insurance companies and mutual insurance companies, bonding companies, capital leasing companies, mutual funds, credit unions and financial factoring companies, or personnel pension or seniority premiums funds.

Availability of the Information Brochure:	Investors may obtain a copy of this Information Brochure by submitting a written request addressed to Mr. Jorge Serrano Esponda, Mr. Jesús Granillo Rodríguez, and Ms. Norma Angélica Piña Garnica, who are responsible for the investor relations of the Issuer, at their offices located at Paseo de las Palmas 736, Lomas de Chapultepec, Mr. 11000, Mexico City, Federal District, México, or at the following websites: http://www.bmv.com.mx; http://www.cnbv.gob.mx and http://www.gcarso.com.mx.

Distribution method:	Once the shares of capital stock of the Company have been recorded with the RNV, the delivery thereof will be made through Indeval. Grupo Carso’s shareholders will receive one share of Minera Frisco for each share of Grupo Carso owned by them. The distribution price of the shares of capital stock of the Issuer will be determined by a tender process set forth by the Bolsa for cases of this nature. The aforementioned tender process is set forth by the Bolsa based on the provisions of its Internal Regulations.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

Potential acquirers must carefully consider the information contained in this Information Brochure and, especially, in the section “General Information – Risk factors”.

THE SHARES REFERRED TO IN THIS INFORMATION BROCHURE ARE NOT BEING OFFERED TO THE PUBLIC. THIS INFORMATION BROCHURE DOES NOT CONSTITUTE A PUBLIC OFFERING OF SECURITIES.

The National Banking and Securities Commission (the “CNBV”) has authorized the registration of the shares of capital stock of Minera Frisco, S.A.B. de C.V. in the RNV with number [—] in the RNV. Following their registration, these shares will be listed and will be eligible for trading in the Bolsa.

The registration in the RNV does not imply a certification of the soundness of the securities, the solvency of the Issuer or the accuracy or veracity of the information in this Information Brochure, nor does it validate the actions, if any, that may have been taken in breach of the laws.

This Information Brochure is available at the following websites: http://www.bmv.com.mx; http://www.cnbv.gob.mx and http://www.gcarso.com.mx.

Mexico City, Federal District, December [—], 2010	CNBV authorization number153/[—]/2010 dated December [—], 2010

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

INDEX

1)	GENERAL INFORMATION			- 1 -

	a)	Glossary of terms and definitions		- 1 -
	b)	Executive summary		- 3 -
	c)	Risk factors		- 6 -
	d)	Other securities		- 12 -
	e)	Public documents		- 13 -

2)	THE ISSUER			- 14 -

	a)	History and development of the Issuer		- 14 -
	b)	Business description		- 19 -
		i)	Main activity	- 19 -
		ii)	Distribution channels	- 20 -
		iii)	Patents, licenses, trademarks and other agreements	- 20 -
		iv)	Main customers	- 21 -
		v)	Applicable legislation and tax situation	- 21 -
		vi)	Human resources	- 22 -
		vii)	Environmental performance	- 22 -
		viii)	Market information	- 22 -
		ix)	Corporate structure	- 22 -
		x)	Description of the main assets	- 23 -
		xi)	Judicial, administrative or arbitration proceedings	- 24 -
		xii)	Shares of capital stock	- 24 -
		xiii)	Dividends	- 25 -
		xiv)	Recent Events	- 25 -

3)	FINANCIAL INFORMATION			- 26 -

	a)	Selected financial information		- 26 -
	b)	Financial information by line of business, geographical zone and exports sales		- 28 -
	c)	Report on significant credits		- 28 -
	d)	Management discussion and analysis of financial condition and results of operations of the Issuer		- 28 -
		i)	Operating results	- 28 -
		ii)	Financial condition, liquidity and capital resources	- 30 -
		iii)	Internal control	- 31 -
		iv)	Transactions with derivatives	- 32 -
	e)	Critical accounting estimates or reserves		- 32 -

4)	MANAGEMENT			- 34 -

	a)	External auditors		- 34 -
	b)	Related party transactions and conflicts of interest		- 34 -
	c)	Management and shareholders		- 35 -
	d)	Bylaws and other agreements		- 38 -

5)	RESPONSIBLE PARTIES			- 56 -

6)	EXHIBITS

	a) b) c) d)	Financial Statements of the Issuer Financial Statements of Grupo Carso Legal Opinion Definitive Title

No broker, with authority to execute transactions with the public, or any other person, has been authorized to provide information or make any statement that is not contained in this document. As a result of the foregoing, any information or statement not contained herein shall not be deemed to have been authorized by the Issuer.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

THE SHARES REFERRED TO IN THIS INFORMATION BROCHURE ARE NOT BEING OFFERED TO THE PUBLIC. THIS INFORMATION BROCHURE DOES NOT CONSTITUTE A PUBLIC OFFERING OF SECURITIES.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

1) GENERAL INFORMATION

a) Glossary of terms and definitions

Unless indicated otherwise, the capitalized terms included in this Information Brochure will have the meanings indicated below, which shall apply in the singular and plural:

“ADRs”	Shall mean American Depositary Receipts, which are securities listed on the “over-the-counter” market, whose underlying assets are shares of capital stock of the Company.

“ADR Program”	Shall mean the ADR Program established with the Bank of New York Mellon to issue ADRs to be traded in the over-the-counter market.

“AMX”	Shall mean América Móvil, S.A.B. de C.V.

“Banco Inbursa”	Shall mean Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa.

“Bolsa” “Bulletin 7020”	Shall mean the Bolsa Mexicana de Valores, S.A.B. de C.V. Shall mean Bulletin 7020 of the Attestation Standards issued by Instituto Mexicano de Contadores Públicos, A.C.

“CICSA”	Shall mean Carso Infraestructura y Construcción, S.A.B. de C.V.

“Corporate Reorganization”	Shall mean the Corporate Reorganization (as defined in the Issuers’ Regulations) of Grupo Carso pursuant to the provisions of Article 35 of the Issuers’ Regulations consisting of a series of corporate actions to spin-off Grupo Carso and several of its subsidiaries, whose final result is the incorporation of Inmuebles Carso and the Issuer.

“Issuers’ Regulations”	Shall mean the General Provisions Applicable to Securities Issuers and Other Securities Market Participants published in the Official Gazette of the Federation on March 19, 2003, amended in accordance with the resolutions published in said Official Gazette of the Federation on October 7, 2003, September 6, 2004, September 22, 2006, September 19, 2008, January 27, 2009, July 22, 2009 and December 29, 2009.

“CNBV”	Shall mean the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

“Company”, “Issuer” or “Minera Frisco”	Shall mean Minera Frisco, S.A.B. de C.V. and, when the context so requires, such entity together with its subsidiaries.

“Compañía Internacional Minera”	Shall mean Compañía Internacional Minera, S.A. de C.V.

“Compañía Minera Tayahua”	Shall mean Compañía Minera Tayahua, S.A. de C.V.

“Compañía San Felipe”	Shall mean Compañía San Felipe, S.A. de C.V.

“Construcciones y Servicios Frisco”	Shall mean Construcciones y Servicios Frisco, S.A. de C.V.

“Grupo Carso”	Shall mean Grupo Carso, S.A.B. de C.V.

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“Grupo Condumex”	Shall mean Grupo Condumex, S.A. de C.V.

“Grupo Financiero Inbursa”	Shall mean Grupo Financiero Inbursa, S.A.B. de C.V.

“Indeval”	Shall mean S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V.

“Information Brochure”	Shall mean this document drafted in accordance with the terms of Annex H of the Issuers’ Regulations.

“Inmuebles Cantabria”	Shall mean Inmuebles Cantabria, S.A. de C.V.

“Inmuebles Carso”	Shall mean Inmuebles Carso, S.A.B. de C.V., the spin-off company resulting from the spin-off of Grupo Carso.

“Inmuebles Riama”	Shall mean Inmuebles Riama, S.A. de C.V., the spin-off company resulting from the spin-off of Minera María.

“Inversora Bursátil”	Shall mean Inversora Bursátil, S.A. de C.V., Casa de Bolsa, Grupo Financiero Inbursa.

“LGSM”	Shall mean the General Mercantile Corporations Law.

“LMV”	Shall mean the Securities Market Law.

“México”	Shall mean the United Mexican States.

“Minera CX”	Shall mean Minera CX, S.A. de C.V., the spin-off company resulting from the spin-off of Grupo Condumex.

“Minera CRA”	Shall mean Minera CRA, S.A. de C.V., the spin-off company resulting from the spin-off of Inmuebles Cantabria.

“Minera María”	Shall mean Minera María, S.A. de C.V.

“Minera Real de Ángeles”	Shall mean Minera Real de Ángeles, S.A. de C.V.

“Minera San Francisco del Oro”	Shall mean Minera San Francisco del Oro, S.A. de C.V.

“Minera Tayahua”	Shall mean Minera Tayahua, S.A. de C.V.

“NRS”	Shall mean the Financial Reporting Standards issued by the Mexican Council for Research and Development of Financial Information Standards (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C.)

“Pesos”	Shall mean the legal currency of Mexico.

“RNV”	Shall mean the National Securities Registry of the CNBV.

“Servicios Minera Real de Ángeles”	Shall mean Servicios Minera Real de Ángeles, S.A. de C.V.

“Telmex”	Shall mean Teléfonos de México, S.A.B. de C.V.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

b) Executive summary

The information contained herein was selected and obtained from this Information Brochure. The Executive Summary does not include all of the information that must be taken into account by the investor. This Information Brochure should be read in its entirety, including the Risk Factors (see “General Information – Risk factors”) and the Consolidated Financial Statements of the Company that are attached hereto.

To consult the meaning of the abbreviations and capitalized terms used herein, see “General Information – Glossary of terms and definitions”.

The Issuer

The Issuer is a variable capital business corporation duly organized and validly existing pursuant to the laws of Mexico, which is named “Minera Frisco, S.A.B. de C.V.” and commercially identified as “Minera Frisco” or “Frisco”.

The Company was incorporated with an indefinite duration as a result of the spin-off of Grupo Carso, approved by the general extraordinary shareholders’ meeting of said company held on November 4, 2010, the minutes of which were formalized as evidenced in public instrument number 37,483 dated November 10, 2010; executed before Mr. Héctor Manuel Cárdenas Villarreal, notary public 201 of the Federal District, the first official transcript of which was recorded in the Public Registry of Commerce of the Federal District on November 11, 2010 in commercial file number 33,325. Due to its recent incorporation, the Company has not participated in relevant corporate events other than its incorporation, which was formalized as evidenced in public instrument number 37,614 dated November 25, 2010, executed before the aforementioned notary public, the first official transcript of which was recorded in the Public Registry of Commerce of the Federal District on November 30, 2010 in electronic commercial file number 427,475-1.

The Company’s headquarters are located in the complex “Plaza Carso”, located at Lago Zurich 245, Edificio “Minera Frisco”, piso 7, Colonia Ampliación Granada, C.P. 11529, Mexico City, Federal District. The telephone number of the Company is (55) 2122-2600.

The reason for incorporating the Company is to create value for the shareholders of Grupo Carso by distributing to such shareholders, in proportion to their interest in the capital of Grupo Carso, the shares of capital stock of Minera Frisco through the Bolsa. The shareholders’ meeting and management of Grupo Carso considered that the spin-off would result in the price of the shares of Grupo Carso and Minera Frisco, as separate and independent companies, more precisely reflecting the value of both companies’ businesses.

In light of the foregoing, Grupo Carso considered it necessary to carry out a spin-off in order to construct a new financial group focused primarily on the exploration and exploitation of mining claims for the production and marketing of lead-silver concentrates, zinc concentrates, copper concentrates, copper cathode, and doré bars (gold and silver), the shares of capital stock of the holding company of which would be traded on the Bolsa.

Business Overview

As mentioned above, the Issuer, through its subsidiaries, is dedicated primarily to the exploration and mining claims for the production and marketing of lead-silver concentrates, zinc concentrates, copper concentrates and copper cathode and doré bars (gold and silver).

The general business strategy targets the domestic market first; any surplus is exported to various overseas destinations; to ensure the best conditions at all times. The Company also makes direct sales to both smelters and refineries through long-term contracts and sales to brokers or traders.

Main Activity

The geological exploration process of the Company focuses on locating mineral deposits, and consists of three basic stages. The first of these stages is to locate, investigate and compile the information in the areas that are considered favorable; in other words, where mineralization of economic interest may exist. During the second stage, certain specific and non-specific geographical studies are carried out in favorable areas. Finally, an assessment is made with direct exploration methods in the areas of interest resulting from the previous stages.

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Once an economically viable mineral deposit is located, the mineral is extracted from either an open pit or underground mine and taken to a crusher where it is reduced in size. In the next phase, the mineral is processed depending on its characteristics, either by flotation or leaching. The floating method consists of sending the mineral to the mill where it is pulverized and subsequently sending it to the processing plant where, by means of reagents, it is separated from other impurities. The concentrate is obtained after this process. The leaching method consists of processing the mineral with sulfuric acid by dissolving the copper contents into stacks located in waterproof areas; the next stage of the process is the extraction of the copper values by reagents that separate it from the acid solution, and at the end of the process solvent extraction of copper content is captured by electrolytic deposit, whereby the copper cathode that is obtained has a 99.999% purity. At the end of 2008, a new leaching process in stacks was incorporated, the stacks are also located in waterproof areas where the mineral contents of gold and silver are deposited and are dissolved with a leaching solution for later absorption in activated carbon columns. Subsequently, gold and silver are stripped from the coal and deposited into electrolytic cells. Finally, the product is melted to obtain doré bars with high gold content.

Summary of Financial Information

The consolidated, combined, selected, pro forma financial information that follows has been partially obtained from the financial statements prepared by the Company and reviewed by the auditors of independent firm Galaz, Yamazaki, Ruiz Urquiza, S.C., member of Deloitte Touche Tohmatsu, who issued their opinion in respect of such financial statements.

The consolidated, combined, selected, pro forma financial information must be read together with the financial statements of the Issuer and of Grupo Carso that have been incorporated in the section “Exhibits” of this Information Brochure.

The consolidated, combined, selected, pro forma financial information as of June 30, 2010 and 2009, referred to as “Base Numbers”, has been prepared solely to present the financial condition and the result of operations of the mining business. The consolidated, combined, selected, pro forma financial information referred to as “Base Numbers” as of December 31, 2009, 2008 and 2007 has been prepared in accordance with NRS.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

The following tables show the summary of the combined financial information of Company.

Minera Frisco, S.A.B. de C.V.
Selected Financial Information.
(Millions of Pesos, except for information about shares)

Concept	June 2010	June 2009	Dec 2009	Dec 2008	Dec 2007
Sales	3,404.8	1,696.0	4,484.0	2,833.4	4,302.7
Operating Results	1,652.8	515.1	1,903.8	211.4	2,172.5
Operating Margins	48.5%	30.4%	42.5%	7.5%	50.5%
Holding Interest	846.1	(28.6)	426.8	341.9	1,736.6
Profit per Share**	0.56	0.15	0.18	0.15	0.74
EBITDA	1,850.1	642.3	2,166.9	493.3	2,406.8
Total Assets	11,402.6	6,548.0	8,027.1	6,332.6	5,145.9
Net Fixed Assets	3,765.2	2,630.8	2,920.0	2,584.0	2,149.5
Total Debt	4,069.8	2,199.7	2,869.8	1,639.5	586.6
Net Debt	98.2	17.2	(134.9)	(407.7)	(1,405.1)
Consolidated Net Worth	5,892.0	3,640.0	4,047.9	4,134.7	3,870.9
Net Worth of a Holding Interest	3,921.6	2,466.1	2,759.5	2,962.7	4,760.6
Ratio EBITDA / interest paid**	5.5	2.8	2.4	2.9	11.8

	VARIATIONS%
Concept	June 10 vs. June 09	2009 vs 2008	2008 vs 2007
Sales	100.8%	58.3%	-34.1%
Operating Results	220.9%	800.6%	-90.3%
Operating Margins	59.8%	469.1%	-85.2%
Holding Interest	-3058.4%	24.8%	-80.3%
Profit per Share**	273.3%	20.0%	-79.7%
EBITDA	188.0%	339.3%	-79.5%
Total Assets	74.1%	26.8%	23.1%
Net Fixed Assets	43.1%	13.0%	20.2%
Total Debt	85.0%	75.0%	179.5%
Net Debt	470.9%	-66.9%	-71.0%
Consolidated Net Worth	61.9%	-2.1%	6.8%
Net Worth of a Holding Interest	59.0%	-6.9%	-37.8%
Ratio EBITDA / interest paid**	96.4%	-17.2%	-75.4%

**	Last twelve months

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c) Risk factors

In assessing the possible acquisition of shares of capital stock of the Company, investors must consider, analyze and carefully examine all of the information contained herein, especially the risk factors that are mentioned below. The key risk factors included below are those that the Company considers may affect the share price and adversely and significantly affect their performance, returns and operating results; and, consequently must be taken into account by the investing public. The risk factors included herein are examples only; however, other risk factors could exist that may affect the results.

Risks related to the operations of the Issuer

The metal mining business involves a number of risks and dangers, many of which are beyond the control of the Company.

The mining business is subject to risks and dangers, many of which are beyond the control of the Company. These factors include without limitation environmental risks, industrial accidents, discovering unusual or unexpected geological formations, seismic activity, landslides, floods, periodic interruptions due to inclement or hazardous weather conditions, disruptions in energy supply, actions or industrial disputes, technical failures, fires, explosions and other accidents in the mine, processing plant or related facilities. These risks and dangers may result in damages or in the destruction of mineral properties or production facilities as well as in the injury or death of persons, environmental damages, business interruptions and delays with mining, depreciation of the assets, monetary losses and potential legal liabilities, and may cause the actual production to differ significantly from the production forecasts. There can be no assurance that the occurrence of the operating risks and the costs related thereto would not affect in a significant and adverse manner the operation or financial condition of the Issuer. Although the Issuer has a comprehensive insurance policy that covers (i) material damage to buildings, including as a result of earthquakes; (ii) material damage to contents, including as a result of earthquakes; (iii) consequential losses (including debris removal, utilities, overhead, salaries and extraordinary expenses); and (iv) liability, these insurance policies may not cover all of the potential risks related to the operations. If an event occurs whereby the consequences are not partially or totally covered by the insurance policies, it could result in a material adverse effect on the operating results or financial condition of the Company.

Any delay or failure by the Issuer in implementing its expansion and development projects could have a material adverse effect on its growth prospects.

The successful implementation of expansions and development projects of the Company may be subject to several factors, many of which are beyond its control. In addition to the risks and dangers described above, these factors include the relevant government agencies granting authorizations and permits; the availability, terms, conditions and schedule to deliver the plant, equipment and other materials necessary to construct and/or operate the relevant facility; the availability of agreements that are acceptable for transportation and construction; the performance of the engineers and building contractors, mining contractors, suppliers and consultants; as well as adverse weather conditions that affect access to the development site or the development process. The lack of availability of the plant, equipment and other materials or contracting terms acceptable for transportation or construction, or a slower performance than anticipated by any contractor or a period of bad weather could delay or prevent the successful completion of any projects in development of the Issuer. The implementation of the projects or prospects being developed by the Issuer may also be compromised (or cease to be economically viable) in the case of a prolonged fall in market prices of metals exploited by the Issuer. The completion of the expansion and development projects of the Company cannot be guaranteed nor can it be ensured whether the resulting operations comply with the foreseen production volumes or if the costs of developing these products are in line with those that are expected. Any failure by the Company to implement its expansion and development projects as planned could have a material adverse effect on the operating results and the financial condition of the Issuer.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

The financial performance of the Issuer largely depends on the prices of silver, gold, zinc, lead and copper.

The Issuer predominantly produces lead-silver concentrates, zinc and copper, and copper cathode in the form of gold/silver doré bars. The price that the clients of the Issuer pay for these products varies according to the market prices of the aforementioned metals; therefore, the financial performance of the Company depends largely on such prices. Historically, the prices of metals have been subject to extensive and, at times, rapid fluctuations. These prices are affected by numerous factors that are beyond the control of the Company, including international political and economic conditions, offer and demand levels, availability and costs of substitutes, inventory levels held by producers and other economic agents, activities of the participants of the commodities market and, to a lesser extent, by the effects of the maintenance costs of inventory and the currency rate of exchange. Notwithstanding that the Company has contracted for futures and swaps (sales), which partially protect the Company against fluctuations in the price of gold, silver, copper, lead and zinc, an unforeseen and prolonged reduction of the worldwide prices of silver, gold, zinc, lead and/or copper may have a material adverse effect on the revenue, profits and reserves of the Company.

The historical performance of the Company may not be representative of its performance as an independent company.

As a recently spun-off company, the Issuer has no operating history independent from Grupo Carso, and has not been managed or operated as an autonomous business. Similarly, the consolidated, combined, selected, pro forma financial information included in this Information Brochure related to the periods prior to the spin-off of the Company from Grupo Carso, includes the historical results of the operations of the entities that Grupo Carso transferred to the Company as part of the spin-off; however, the performance of such entities might have been different if they had been separate entities during the aforementioned periods.

As a consequence, the financial information that is presented is not necessarily indicative of the results of operations, financial position and cash flow of the Company in the future, due to the fact that there may be changes in its cost structure, financing and operations as a result of its separation from Grupo Carso.

The Issuer is a new company and has never operated independently from Grupo Carso.

The Issuer is a newly incorporated entity as a result of Grupo Carso’s spin-off. As a result of the foregoing, the Issuer must develop the infrastructure and human resources that are necessary to operate as an independent concern.

The Company may face difficulties in the funding of its operations and investments.

As a result of its recent incorporation, the Company and its subsidiaries may face difficulties in obtaining financing for the development of their operations and the funding of their operations on favorable terms, which may result in a material adverse effect on the operations and results of the subsidiaries of the Company and, as a result, on the Company’s financial condition.

The Issuer is a holding company and its risks are related to the operating risks of its subsidiaries.

The assets of the Issuer effectively include shares of its subsidiaries, which represents a risk factor when considering that the results of the Issuer directly depend on the results of the subsidiaries. Therefore, any encumbrance to the performance of the Company’s subsidiaries, any contingency derived from acts of God or force majeure, contractual breach, rejection, cancelation or revocation of permits, authorizations and licenses and in general any encumbrance that prevents or hinders the proper performance of activities or affect the results of the subsidiaries would directly affect the results of the Company.

The reserves, resources and mineralization potential of the Issuer are only estimates based on several assumptions and the Company cannot guarantee that the forecast tonnage and/or assay value will be achieved.

As of October 31, 2010, the weighted average lifespan of the mines operated by the Company was 9.2 years calculated based on the proved and probable reserves. The volume of the proved and probable reserves was calculated based on the current prices for metals; any variation in such prices may modify the volume of the reserves. To carry out its growth strategy, extend the lifespan of its mines and ensure its continuous business, it is crucial for the Issuer to extract its existing reserves that have been identified, convert resources into reserves, develop the base for the reserves obtained from the potential mineralization that have been identified and/or carry

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out successful explorations or acquire new resources. If the mineral reserves and the actual resources of the Issuer are less than the current estimates or if the Company fails to develop its resource base by reaching the potential mineralization, whether identified or new, the operating results and the Company’s financial condition could be affected materially and adversely.

While the discovery of additional mineral potential is central to the strategy of the Company, the exploration of minerals is highly speculative, involves many risks and is frequently unsuccessful. Once the mineralization has been discovered, it could take many years to carry out geographical studies to examine whether production is possible and, even if production is possible, the financial feasibility of the production may change over time. Substantial capital expenditures are required to identify and define mineral reserves through geological surveys, excavation and drilling to determine metallurgical processes to extract metals from minerals and, in the case of new properties, to construct extraction and processing facilities. It cannot be guaranteed that the Company will identify future reserves or extend the lifespan of its mines or existing operations. The inability of the Company to identify, define and obtain mineral reserves in the future could have a material adverse effect on its results of operations and financial condition.

An increase in production costs of the Issuer, including as a result of increased energy costs and shortage of equipment, spare parts and labor could adversely and materially affect its profits.

In the future, costs could increase for the Issuer as a result of many factors that are beyond its control, including the increased costs of fuel, electricity or on-site contractors, or charges for the processing or refining of concentrates and doré of the Issuer. In addition, the industry is currently experiencing a worldwide shortage of certain equipment, spare parts and labor. These shortages could lead to an increase in the cost of equipment, spare parts and labor, which would increase the operating costs for the Company. Furthermore, this shortage may cause delays as well as a decrease in the quality of the operations of the Company since the equipment used in the operations may be temporarily or permanently unavailable, or there might not be enough manpower to operate equipment to maintain production at optimum capacity. Any increase in costs or any delay in production could have a material adverse effect on operating results and financial condition of the Company.

The production, processing and delivery of the products of the Company depend on the proper infrastructure and availability.

The exploration, development, extraction and processing of the Company depend on proper infrastructure. The regions where certain operations, projects and prospects of the Company are currently located are scarcely populated and are difficult to access. The Company requires roads and reliable power and energy sources to access its units and carry out its operations. The availability and costs of this infrastructure could affect the capital and operating costs as well as the capacity of the Issuer to maintain the levels of expected productions and sales. Unusual weather or other natural phenomena, sabotage or other interference in the maintenance or availability of infrastructure could impact the development of a project, reducing extraction volumes, increasing costs of extraction or exploration, as well as causing delay in the transporting of raw materials to the mines and projects, and of minerals extracted to the customers of the Issuer. Any of these events could materially and adversely affect the results of operations and financial condition of the Issuer.

The production of the Issuer depends on external providers and contractors who supply equipment, raw material and services.

In addition to its reliance on Grupo Carso (see the above risk factor, “The Issuer is a new company and has never operated independently from Grupo Carso.”), the Company relies on external providers and contractors to supply the equipment and raw material (including cement, wood, cyanide, steel and explosives) that are used and the provision of the necessary services to continuously develop, construct and operate its mines and process the minerals. Any delay or failure by its external providers or contractors or inability of the Company to obtain the necessary equipment, raw materials or services (including as a result of strikes or work stoppages) may affect the production capacity of the Issuer, which in turn could affect materially the results of the operation and financial condition.

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The Issuer faces competition from other mining companies in acquiring new properties and concessions.

The mines have finite lifespan and, therefore, a way for the Issuer to seek to replace and expand its reserves is through the acquisition of new concessions and properties. There is a limited supply of desirable mining concessions and properties with mineral potential available in Mexico and other parts of the world where the Issuer would consider conducting exploration and/or production. As a result of (i) the Issuer facing competition from new mining concessions and properties from other mining companies, some of which may have more financial resources than the Issuer; and (ii) the current owners of the desirable properties potentially not being willing to sell them to the Issuer, who may be unable to acquire new mining concessions and/or properties on acceptable terms. Consequently, the Company’s revenue may eventually decrease, which would adversely affect its operating results and financial condition.

Currency fluctuations could adversely affect operating results and financial condition of the Issuer.

Concentrates, copper cathode and doré bars produced and marketed by the Company are sold in U.S. dollars based on the prices of metals in international markets. The Issuer does not carry out hedging transactions with respect to these sales. If the exchange rate of the peso against the dollar continues to increase, the Company’s revenue could be reduced, which would adversely affect its operating results and financial condition.

The business of the Issuer requires important investments.

The development and exploitation of the Company’s reserves as well as the acquisition of machinery and equipment require significant capital investments. In order to increase production by upgrading or expanding existing operations, significant investments are needed. Also, the Issuer must continuously invest considerable sums to maintain or increase the amount of the reserves it maintains. Some expansion plans, development projects and exploration prospects may require a greater investment than that which is currently planned. The Issuer cannot guarantee that, in the long-term, it will be able to maintain the current production levels and generate sufficient cash flow, or that it will have access to capital injections, credit facilities or other financing alternatives that are sufficient on commercially satisfactory terms that allow it to continue with its exploration, exploitation, development and processing activities at its current levels or greater.

The Issuer relies on key personnel.

The business of the Issuer largely relies on key personnel, particularly, its team of highly trained engineers and geologists. However, the services of such key personnel cannot be guaranteed for the Issuer. Additionally, the future success of the Company will depend on its capacity to attract and keep highly qualified and trained personnel. The critical factors for keeping the Issuer’s current personnel as well as attracting highly qualified personnel include the capacity of the Issuer to offer these persons competitive salaries and benefits. If the Issuer does not keep or attract highly qualified personnel, its businesses may be materially affected.

The businesses of the Issuer depend on good relationships with its employees and contractors.

Although the Issuer considers its relationships with its employees and contractors to be good, there is no certainty that disruption, stoppage or strike will not occur at any of the operational units, development projects or exploration prospects of the Company. Recently, several mining companies have faced strikes and stoppages in the operations in Mexico and the rest of Latin America. In some cases, this has led to the closure of operations. Additionally, pursuant to Mexican law, employees are permitted to take part in collective actions (such as strikes) in solidarity with union employees of other companies that are in dispute, despite not having any dispute with their own employer. The interruptions, stoppages, conflicts with unions or other events or disputes related to the workers could result in a reduction to the production levels of the Issuer and unfavorable publicity which could have a significant and adverse effect on the Company’s operating results and financial condition.

The Issuer is subject to a significant number of laws and regulations and the cost of compliance with such legislation or the changes thereto may negatively affect the business of the Issuer.

The activities of the Issuer are subject to many laws and regulations on many matters. These include laws and regulations with respect to taxes, environmental production, managing and using toxic and explosive substances, managing natural resources concessions to government property, exploration, mine development, production and post-closure recovery, labor and health and safety, mine safety and historic and cultural preservation.

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Costs associated with compliance with these laws and regulations are substantial and any future laws and regulations, amendments to existing laws and regulations (including the imposition of mining royalties or fees for concessions or higher taxes) or a more stringent or more restrictive interpretation of existing laws or regulations by governmental authorities could generate additional taxes or other expenses (including investments) or the imposition of restrictions or suspension of operations of the Issuer as well as delays in developing its projects. Furthermore, these laws and regulations could allow government authorities and individuals to file lawsuits as a result of material damages and personal injuries from any impacts to the environment, health and safety caused by past and present operations of the Issuer and that may result in the imposition of considerable fines, penalties and other administrative sanctions or even criminal charges.

The activities of the Company are subject to environmental risks as a result of extraction and production processes.

In general, mining activities are subject to environmental risks as a result of extraction and production processes and due to the use of chemical substances as part of these processes; specifically, the storage and use of sodium cyanide. Although the Company substantially complies with the applicable laws and regulations in Mexico, it has established prevention measures to eliminate environmental risks inherent to its production processes, has identified and examined certain environmental risks in its properties and in the transportation of its products, and has emergency procedures that include negotiation, compensation and restoration measures; additionally, other unknown environmental risks may exist. Furthermore, despite the fact that the tailings dams of the Company currently comply with the regulations and guidelines in force and effect and with proper engineering standards, the storage of tailings may generate a risk for the environment, property and persons.

In certain cases, government authorities may revoke the mining concessions of the Company.

According to the laws of Mexico, mineral resources belong to the Mexican Nation; therefore, government concessions are needed to explore and exploit mines. The concessions held by the Issuer with respect to its operations, development projects and exploration prospects may be revoked by the Federal Government in certain cases, including if the Issuer does not meet the minimum spending levels (or the appropriate sanction is not paid to the appropriate authorities), if certain dues are not paid to the government or if the environmental and safety rules are not complied with. If the Federal Government revokes one or more extraction, exploration or other concessions of the Issuer, it may have a material adverse effect on its operating results and financial condition and may prevent the development or continuous operation of a mine or project. If the Issuer were to carry out activities related to the exploration, development or operations in other countries, it would need to comply with the requirements applicable in those countries.

The Company is obligated to obtain and keep the government authorizations and permits that are necessary with respect to its operations.

Pursuant to the applicable laws and regulations, the Company is required to apply for government permits, authorizations and other approvals with respect to its exploration, construction and operating activities; including without limitation, those related to environmental planning, water supply and discharge, the storage of hazardous chemicals and the use of explosives. The process to obtain the necessary governmental permits may be a complex process that takes time and can involve costly paperwork. The duration and success of the requests to obtain permits depend on many factors that are beyond the control of the Company. The government authorization process may increase the costs and cause delays, depending on the nature of the activity for which the permit is sought. Failure to obtain or renew a permit that is necessary to perform its activities could prevent the Company from developing or continuing with the mining operation or project, which in turn, may have material adverse effects on the operating results and financial condition of the Company.

The Issuer does not have experience with operations in jurisdictions outside of Mexico.

The Issuer’s management may, in the future, decide to acquire assets or to expand its operations to jurisdictions outside of Mexico. The Issuer does not have experience with operations in jurisdictions other than Mexico, and may not be able to develop the necessary relationships with suppliers, contractors, employees and/or key customers. Other relevant factors for the Issuer’s business, such as applicable laws and regulations, as well as work practices may be significantly different from those that apply to its operations in Mexico. If the Issuer starts operations outside of Mexico, any delay or inability to adapt and comply with the significant operating and regulatory conditions may have a materially adverse effect on the business, operating results and financial condition of the Issuer.

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The Issuer may face currency exchange risks in the event it elects to operate in jurisdictions outside of Mexico.

If the management of the Issuer elects in the future to start operations in jurisdictions outside of Mexico, the Issuer’s projects will require financing in other currencies; therefore, the fluctuations in exchange rates could have either a positive or adverse effect on the operating results of the Issuer.

Related party transactions.

The Company and its subsidiaries carry out and/or will carry out transactions in the ordinary course of business with certain related parties, such as subsidiaries and associated companies of AMX, Grupo Financiero Inbursa, CICSA, Telmex, Inmuebles Carso and Grupo Carso. Similarly, the Company sells its copper cathode production to a subsidiary of Grupo Carso. This type of transaction could result in potential conflicts of interest. Notwithstanding the foregoing, the transactions with related parties are carried out on an arm’s-length basis. (See “Management – Related party transactions and conflicts of interest”.)

The combined, consolidated pro forma financial information of the Issuer contains only limited information.

The combined, consolidated pro forma financial information of the Issuer contains limited information that was prepared with the sole purpose of presenting the financial position and results of operations of those businesses in the mining sector. This information was reviewed by independent auditing firm Galaz, Yamazaki, Ruiz Urquiza, S.C., member of Deloitte Touche Tohmatsu, which issued an opinion on the same. The discussion of such combined, consolidated pro forma financial information should be read in conjunction with the consolidated financial statements of Grupo Carso for the fiscal years 2007, 2008 and 2009, which are included in the “Exhibits” section of this Information Brochure. It should be noted that the combined, consolidated pro forma financial information presented by the Issuer is not necessarily indicative of the future results of operations, financial position and cash flow of the Company and its Subsidiaries, as there potentially may be changes in the structure of costs, financing and/or operations as a result of the separation of the Company and its initiating of independent operations.

Derivative financial instrument operations

The Company has utilized, and may continue to utilize, derivative financial instruments for hedging purposes, in order to cover, manage and reduce some of its risks relating to fluctuations in metal prices. Although the strategy for use of such derivative financial instruments has been conservative, the Company cannot guarantee against possible losses resulting from investment in derivative financial instruments, given that the same may result from a variety of factors beyond the Issuer’s control.

Risks related to operations in Mexico

The operations of the Company are subject to economic and political operations in Mexico.

The business, operating results and financial condition of the Company may be affected significantly and adversely by changes in the policies of the Federal Government or other political, regulatory or economic developments in Mexico. In the past, on several occasions, the Federal Government has intervened in the economic and social structure of the nation. Among other actions, previous administrations have set controls over prices, currency rates of exchange and domestic and foreign investment as well as set limits on imports and have expropriated assets from the private sector.

Possible opposition to mining in the communities where the assets of the Issuer are located could disrupt existing operations, current mining projects and exploration prospects of the Issuer.

Although the Issuer considers that it has a good relationship with local communities and has not had any recent opposition from communities near the mines that are developing its new projects, it is impossible to rule out that a local opposition may arise in the future with respect to its existing operations, projects or prospects being developed or in terms of obtaining concessions for its present or future projects.

Violence linked to drug trafficking in various regions of the country could disrupt the projects and prospects of the Company.

Certain regions in Mexico have experienced local outbreaks of violence linked to drug trafficking. Although the projects and prospects of the Company have not been adversely affected by these outbreaks of violence, any increase in the level of violence or a concentration of violence in areas where projects and prospects of the Company are located could have an adverse effect on operating results and financial condition of the Issuer.

Risks related to the structure of the Issuer.

A limited number of persons exert control over the Issuer.

The Company will have 2,745,000,000 authorized, Series A-1 shares, and 2,312,510,500 outstanding shares. Considering that the Company was incorporated as a result of a spin-off of Grupo Carso and based on the most recent public information available for Grupo Carso on April 29, 2010, the date of the last annual ordinary shareholders’ meeting of Grupo Carso, initially it is expected that 78.70% of the outstanding shares are directly or indirectly held by Mr. Carlos Slim Helú and members of his immediate family. The aforementioned persons will be entitled to appoint the majority of the members on the Board of Directors and determine the result of other actions that require the vote of the shareholders.

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The Issuer’s ability to pay dividends will depend on the ability of its subsidiaries to transfer profits and dividends.

The Company is a holding company whose most significant assets are shares of the capital stock of its subsidiaries, cash holdings and cash equivalents. Consequently, the cash flow of the Company will mostly be obtained from dividends, interest and other distributions made by its subsidiaries. The ability to pay dividends will depend on continuity in the transfer of dividends and other revenue from its subsidiaries.

Risks related to the shares

The shares of capital stock of the Issuer have not been traded publicly and it is possible that active trading will not be carried out or maintained in the future.

Since the Issuer was recently incorporated, its shares of capital stock have not been publicly traded. Although the shares of capital stock of the Issuer have been registered with the RNV and will trade in the Bolsa, the Company cannot guarantee that an active market will develop with respect to said shares or, if developed, that the same can be maintained in the future. If an active market for the shares is not developed or maintained, the liquidity and trading price of the shares of capital stock of the Company may be adversely affected.

The performance of the price of the shares could be highly volatile.

From time to time, the securities traded in the Bolsa experience considerable fluctuations to their price and volume of operations that may not be related to the operational performance of the issuing companies thereof. The market price of the shares of capital stock of the Issuer may fluctuate considerably in response to many factors, several of which are beyond the control of the Issuer, particularly fluctuations in commodities prices; variations to operating results; changes in estimates and recommendations of financial analysts; changes in market value of competitors; announcements by the Issuer with respect to agreements, acquisitions, strategic alliances, joint ventures or significant capital commitments; entries or departures of key personnel, any deficit or net profits, or any increase in losses related to the levels predicted by financial analysts; emissions or future sales of shares, and fluctuations in prices and volume of the stock market in general. Any of these events may result in a significant reduction in the price of the shares of the Issuer.

Future sales of shares may reduce their market price.

The Company cannot predict whether a substantial amount of the shares of its capital stock will be sold in the open market. Any sale of a significant amount of shares on the market or the perception that such a sale may occur, may result in a material adverse effect in their market price and may cause damage to the capacity of the Company in terms of obtaining funds by selling newly issued shares.

Risk is derived from the potential exercise of the right to object to the Issuer’s spin-off from Grupo Carso by third parties with legal interest.

In accordance with the terms of Article 228 Bis, section VI of the LGSM, any shareholder or group of shareholders representing at least 20% of the capital stock or any creditor that has a legal interest may lawfully object to the spin-off of Grupo Carso. In the event of an objection, neither Grupo Carso nor the Company can guarantee the result of such opposition and if the opposition has merit, neither party may guarantee that an agreement can be reached with the opposing party.

The Issuer must comply with various requirements in order for its shares to remain registered with the RNV.

In connection with the registration with the RNV of the shares representing the Issuer’s capital stock and their inclusion among the securities authorized to be listed on the Bolsa, the Issuer will be required to comply with various obligations and requirements to maintain such registrations. Failure by the Issuer to comply with such requirements for maintaining these registrations could result in the imposition of administrative sanctions, suspension of the listing of the Issuer’s shares on the Bolsa or revocation of the registration of such shares with the RNV and/or from the list of securities authorized to be listed on the Bolsa.

The Issuer’s bylaws contain an exclusion of foreign investors clause.

The bylaws of the Issuer establish that the entity will not admit, either directly or indirectly, as partners or shareholders, foreign investors or entities without an “exclusion of foreigners clause”; neither will the Issuer recognize any partnership or shareholder rights as being held by such investors or entities (see “Management – Bylaws and other agreements”). As a result of the foregoing, any investor that does not meet such nationality requirements and that wishes to hold the capital stock of the Issuer should consult its legal advisors and its investment representatives regarding the possibility of acquiring ordinary participation certificates, as issued by a banking institution and based on shares representing the capital stock of the Issuer, or ADRs pursuant to the Issuer’s ADR Program (see “General Information – Other securities”).

d) Other securities

Presently, the Issuer does not have securities registered with the RNV; therefore, currently there is no public market for its shares in Mexico or in other countries. The Company has requested (i) the registration of the shares of its capital stock with the RNV of the CNBV; and (ii) their listing in the Bolsa in order for them to be traded under ticker symbol “FRISCO”.

ADRs of Grupo Carso are traded in the over-the-counter market. Each ADR of Grupo Carso represents two Series A-1 shares.

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The Issuer will enter into a deposit agreement with The Bank of New York Mellon, as the depository for the issuance of ADRs of the Company, each of which will represent two Series A-1 shares corresponding to the capital stock of the Issuer. The ADRs of the Company shall also be listed and traded in the over-the-counter market. The terms and conditions to distribute the ADRs of the Company will be notified at the proper time through the depository pursuant to the procedure established in the corresponding deposit agreement and pursuant to the provisions regarding securities in force and effect in the United States of America.

Once the shares of capital stock of the Company are listed on the Bolsa, the Issuer will be required to provide the CNBV, the Bolsa and the public with financial, economic, accounting, legal and administrative information in accordance with Articles 33, 34, 35 and others that may be applicable of the Issuers’ Regulations, with the frequency established in such provisions, including without limitation notices about press releases, annual and quarterly financial information, annual report, report about the degree of compliance with the Code of Better Business Practices as well as the annual legal information and information about the shareholders’ meetings, exercise of rights or significant corporate reorganizations. Additionally, the Company must submit reports in a complete and timely manner that the applicable foreign legislation may require about significant events and periodic information submitted to the Mexican authorities as a result of the existence of its ADR Program.

e) Public documents

This Information Brochure and other information about the Company may be consulted at the Bolsa, either at its offices or on the website: http://www.bmv.com.mx, as well as on the website of Grupo Carso: http://www.gcarso.com.mx.

At the request of any investor, a copy of the aforementioned documents will be provided, per written request addressed to Mr. Jorge Serrano Esponda, Mr. Jesús Granillo Rodríguez or Ms. Norma Angélica Piña Garnica at the offices located at Paseo de las Palmas 736, Lomas de Chapultepec, Mr. 11000, Mexico City, Federal District, telephone numbers (55) 5625-4900, extensions 1460 and 1461, and (55) 2122-2656, respectively, or at the following e-mails: jserranoe@inbursa.com, jgranill@inbursa.com.mx or napinag@condumex.com.mx, respectively.

The electronic website of the Company is in development under the domain name http://www.minerafrisco.com. The information on the Company contained in its website is not part, nor the subject matter, of this Information Brochure.

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2) THE ISSUER

a) History and development of the Issuer

The Issuer is a variable capital business corporation duly organized and validly existing pursuant to the laws of Mexico, whose name is “Minera Frisco, S.A.B. de C.V.” and commercially identified as “Minera Frisco” or “Frisco”.

The Company was incorporated with an indefinite duration as a result of the spin-off of Grupo Carso, approved by the general extraordinary shareholders’ meeting of said company held on November 4, 2010, the minutes of which were formalized as evidenced by public deed number 37,483 dated November 4, 2010; executed before Mr. Héctor Manuel Cárdenas Villarreal, notary public 201 of the Federal District, the first official transcript of which was recorded in the Public Registry of Commerce of the Federal District on November 11, 2010 in commercial file number 33,325. Due to its recent incorporation, the Company has not participated in relevant corporate events other than its incorporation, which was formalized as evidenced in public instrument number 37,614 dated November 25, 2010, executed before the aforementioned notary public, the first official transcript of which was recorded in the Public Registry of Commerce of the Federal District on November 30, 2010, in electronic commercial file number 427,475-1.

The Company’s headquarters are located in the complex “Plaza Carso”, located at Lago Zurich 245, Edificio “Minera Frisco”, piso 7, Colonia Ampliación Granada, C.P. 11529, Mexico City, Federal District. The telephone number of the Company is (55) 2122-2600.

The purpose of incorporating the Company is principally to create value for the shareholders of Grupo Carso by distributing to such shareholders, in proportion to their interest in the capital of Grupo Carso, the shares of capital stock of Minera Frisco through the Bolsa. The shareholders’ meeting and the administration of Grupo Carso considered that the foregoing would cause the price of shares of Grupo Carso and Minera Frisco, as separate and independent companies, to reflect more precisely the value of the business of such companies.

Pursuant to the foregoing, Grupo Carso considered that it was advisable to carry out a spin-off in order to incorporate a new financial group predominantly aimed at exploring and exploiting the mining claims for the production and marketing of lead-silver concentrates, zinc concentrates, copper concentrates, copper cathode, and doré bars (gold and silver), the shares of capital stock of the holding company of which would be traded on the Bolsa.

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At the start of the Corporate Reorganization, the various companies that are currently subsidiaries of the Company were subsidiaries of Grupo Condumex, a corporation that, in turn, was a subsidiary of Grupo Carso, according to the following structure:

During the first phase, Minera María and Grupo Condumex were spun-off, without being extinguished. In the case of Minera María, it was spun-off in order to transfer to the resulting spin-off company a part of its assets and capital, including ownership of the real estate property. Grupo Condumex was spun-off, without being extinguished in order to transfer to Minera CX, the resulting spin-off company, a part of its assets and capital, including ownership of all of the shares of capital stock of each of the following companies: Minera Tayahua, Compañía Internacional Minera, Compañía San Felipe, Minera San Francisco del Oro, Minera Real de Ángeles, Construcciones y Servicios Frisco, Servicios Minera Real de Ángeles, and Minera María (spun-off company) that were owned by Grupo Condumex at the moment of the spin-off.

During the second phase, Inmuebles Cantabria, without being extinguished, was spun-off in order to incorporate Minera CRA.

Finally, Grupo Carso concluded this process by spinning-off, without being extinguished, and incorporating the Issuer, which controls the new economic group and whose shares are traded in the Bolsa.

For more information, the Corporate Reorganization includes the legal actions that are described below:

1.	First, on October 22, 2010, the general shareholders’ meeting of Minera Maria approved the spin-off whereby Minera Maria spun-off without being extinguished and incorporated Inmuebles Riama, the spin-off company.

2.	As a result of this spin-off, Minera María transferred to Inmuebles Riama ownership of a real estate property that does not form part of the financial group headed by the Issuer.

3.	Once the spin-off of Minera María was approved, also on October 22, 2010, the general shareholders’ meeting of Grupo Condumex approved the spin-off whereby Grupo Condumex was spun-off without being extinguished and incorporated Minera CX, the spin-off company.

4.	Due to this spin-off, Grupo Condumex transferred in bulk to Minera CX ownership of the following assets:

(i)	Shares representing 51.00% of the capital stock of Minera Tayahua;

(ii)	Shares representing 68.00% of the capital stock of Compañía Internacional Minera;

(iii)	Shares representing 99.99% of the capital stock of Compañía San Felipe;

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(iv)	Shares representing 99.99% of the capital stock of Minera San Francisco del Oro;

(v)	Shares representing 99.99% of the capital stock of Minera Real de Ángeles;

(vi)	Shares representing 98.00% of the capital stock of Construcciones y Servicios Frisco;

(vii)	Shares representing 99.90% of the capital stock of Servicios Minera Real de Ángeles; and

(viii)	Shares representing 99.99% of the capital stock of Minera María (the original company).

5.	Once the spin-off of Grupo Condumex was approved, on October 26, 2010, the general shareholders’ meeting of Inmuebles Cantabria approved of the spin-off whereby Inmuebles Cantabria was spun-off without being extinguished and incorporated Minera CRA, as the spin-off company.

6.	As a result of the spin-off, Inmuebles Cantabria transferred to Minera CRA ownership of all of the shares of capital stock of Minera CX that were owned by Inmuebles Cantabria at the moment of the spin-off.

7.	Once the previous spin-offs had been approved, the general extraordinary shareholders’ meeting of Grupo Carso held on November 4, 2010 resolved, subject to the compliance with certain terms and conditions, the spin-off of Grupo Carso by spinning-off, without being extinguished, Inmuebles Carso and the Company.

8.	As a result of complying with the terms and conditions mentioned in paragraph 7 above and as a consequence of the spin-off from the Issuer, Grupo Carso transferred all the shares of capital stock of Minera CRA and Minera CX owned by it.

9.	Pursuant to the resolutions of the extraordinary shareholders’ meeting of Grupo Carso and based on the pro forma balance sheets of the spin-off for Grupo Carso and the Company with figures to June 30, 2010, Grupo Carso transferred by spin-off to the Company, and it was created with equity comprised of, assets worth 3,921,603,000.00 Pesos (rounded to the nearest thousand), net worth in an equivalent amount and capital stock fully subscribed and paid for of 67,558,847.55 Pesos.

10.	The figures referred to in the preceding paragraph will be adjusted as of the date on which the spin-off of Grupo Carso becomes effective.

11.	It is important to state that the spin-off resolutions of Grupo Carso were recorded in the Public Registry of Commerce of the Federal District on November 11, 2010, under commercial file 33,325 of Grupo Carso, and the notices provided for in Article 228 bis of the LGSM were published on November 10, 2010 in the Official Gazette of the Federation and in the following newspapers: El Universal, El Financiero and El Economista.

It is also important to state that Grupo Carso disclosed to the investing public its intention to carry out a Corporate Reorganization and, specifically, the separation of the assets of its mining department through the publication of a press release in the website of the Bolsa on August 24, 2010 and disclosed the terms thereof by an information statement on the Corporate Reorganization distributed through the Bolsa on October 20, 2010.

The Company is a holding company, whose indirect subsidiaries, currently under the control of Minera CX, are dedicated to the exploration and exploitation of mining claims for the production and commercialization of lead-silver concentrates, zinc concentrates, copper concentrates and copper cathode and doré bars (gold and silver).

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The following are all subsidiaries of the Company as of this date:

Subsidiary	Direct or Indirect Shareholding Percentage	Nature of Business
Minera CRA	99.99%	Shareholder

Minera CX	99.57%	Shareholder

Minera Tayahua	50.78%	Produces lead-silver concentrates, zinc concentrates and copper concentrates, which are sold to smelters in Mexico and abroad.

Compañía Minera Tayahua	50.78%	Service Provider

Compañía Internacional Minera	67.71%	Exploration Stage

Compañía San Felipe	99.57%	Leasing Company of equipment and machinery

Minera San Francisco del Oro	99.57%	Produces lead-silver concentrates, zinc concentrates and copper concentrates.

Minera Real de Ángeles	99.57%	Produces, in its mine called “Asientos”, lead-silver concentrates and zinc concentrates, and in its mines called “Colonel” and “San Felipe”, doré bars.

Minera María	99.57%	Produces copper cathode.

Construcciones y Servicios Frisco	99.57%	Service Provider

Servicios Minera Real de Ángeles	99.57%	Personnel Services

In terms of acquisitions carried out during the last year, on July 9, 2010, Minera Real de Ángeles, a subsidiary of the Company, acquired from Goldgroup Mining Inc., a mining company based in Vancouver, Canada, the mine “El Porvenir” located in the state of Aguascalientes. The operation was carried out by acquiring the rights derived from various mining and water concessions granted by the Federal Government to real estate properties found in the mines and buildings over these as well as many items of chattel.

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Below is a schematic and numerical description of the main investments carried out by the Company’s subsidiaries during the previous three fiscal years:

Minera Frisco, S.A.B. de C.V.

Capital expenditures for the periods comprised of January 1 to June 30, 2010 and 2009 and for the

2009, 2008 and 2007 fiscal years

Company	June 2010	June 2009	Fiscal year
			2009	2008	2007
	(thousands of Pesos)
Minera Real de Ángeles	796,470	195,635	417,806	685,598	373,767
Asientos Unit
Investment in mine and smelting plant	63,061	30,416	40,239	131,465	373,767
El Coronel Unit
Investment in mine and smelting plant	223,504	165,219	364,008	554,133
San Felipe I Unit
Investment in mine	17,165		13,559
San Felipe II Unit
Investment in mine and smelting plant	405,369
Concheño Unit
Investment in smelting plant	87,371

Minera San Francisco del Oro	78,581	19,329	58,570	82,147	24,381
Investment in mine and plant machinery and equipment	16,498	7,307	19,261	34,167	24,381
Investment in “El Concheño” mining project	7,363	12,022	39,309	47,980
Expansion of capacity from 2,800 to 4,000 tons/day	54,720

Minera María	86,119	23,863	136,663	46,015	67,905
Investment in Mariquita Unit machinery and equipment	5,615	8,904	19,170	41,747	58,123
Investment in Molibdeno Unit machinery and equipment				4,268	9,782
Real estate investment			58,506
Stage IV land clearance	80,504		35,831
Investment in tailings dam		14,959	23,156

Minera Tayahua	60,982	2,459	37,397	113,006	148,508
Expansion of mine and plant infrastructure:
Winch line II, force line, tram haulage, crushing, bracing, land		112	13,145	82,517	106,957
Investment in mine and plant machinery	7,112	2,347	24,252	30,489	41,551
Investment in Primary Copper Project	53,870

Compañía San Felipe	49,364	—	99,597	—	—
Investment in rehabilitation of static leaching plant	49,364		99,597

Servicios Minera Real de Ángeles	6,863	196	3,777	6,831	3,493
Investment in transportation equipment	6,863	196	3,777	6,831	3,493

Servicios Corporativos Frisco	—	—	—	—	1,310
Investment in transportation and computer equipment					1,310

	1,078,379	241,482	753,810	933,597	619,364

In the following section “The Issuer - Business description”, more information is provided with respect to the main activities of the most important subsidiaries of the Company and the general business strategy followed by said subsidiaries.

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b) Business description

As mentioned above, the Issuer, through its subsidiaries, is principally dedicated to exploring and exploiting mining claims for the production and commercialization of lead-silver concentrates, zinc concentrates, copper concentrates, copper cathode and doré bars (gold and silver).

The general business strategy is aimed at satisfying the domestic market first; the surplus is exported to various overseas destinations, at all times ensuring the best conditions. The Company also makes direct sales to both smelters and refineries through long-term contracts and sales to intermediaries or traders.

i)	Main activity

The geological exploration process of the Company focuses on locating mineral deposits and is divided into three stages. The first stage consists of locating, investigating and compiling information about the areas that are considered favorable; in other words, the location of minerals that have an economic interest. During the second stage, superficial and comprehensive geographical studies are carried out with respect to the favorable areas. Finally, an evaluation is made with direct exploration methods in the areas of interest resulting from the previous stages.

Once an economically viable mineral deposit is located, the mineral is extracted from either an open pit or underground mine and taken to a crusher where it is reduced in size. In the next phase, the mineral is processed depending on its characteristics, either by flotation or leaching. The floating method consists of sending the mineral to the mill where it is pulverized and subsequently sending it to the processing plant where, by means of reagents, it is separated from other impurities. The concentrate is obtained after this process. The leaching method consists of processing the mineral with sulfuric acid by dissolving the copper contents into stacks located in waterproof areas; the next stage of the process is the extraction of the copper values by reagents that separate it from the acid solution and at the end of the process, solvent extraction of copper content is captured by electrolytic deposit, whereby the copper cathode that is obtained has a 99.999% purity. At the end of 2008, a new leaching process in stacks was incorporated, which are also located in waterproof areas where the mineral contents of gold and silver are deposited and are dissolved with a leaching solution for their later absorption in activated carbon columns. Subsequently, gold and silver are stripped from the coal and deposited into electrolytic cells. Finally, the product is melted to obtain doré bars with high gold content.

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The following products represent over 10% of the total consolidated revenue of the Issuer for the last three corporate years:

Figures in millions of Pesos

Product	2009	% with respect to the total sales	2008	% with respect to the total sales	2007	% with respect to the total sales
Doré Bars (gold and silver)	1,184.8	26.4%	—	—	—	—

Lead-silver concentrates	1,129.1	25.2%	774.5	27.3%	1,054.0	24.5%

Zinc concentrates	1,394.0	31.1%	865.7	30.6%	1,630.0	37.9%

Copper cathode	570.4	12.7%	803.5	28.4%	1,259.0	29.3%

Historically, the prices of these metals have been subject to substantial fluctuations, and are affected by a number of factors outside of the producers’ control (see “General Information – Risk factors – The financial performance of the Issuer largely depends on the prices of silver, gold, zinc, lead and copper”). The price variations and the market cycles have traditionally affected the financial results of the Company and it is foreseen that they will continue to do so.

ii)	Distribution channels

The Company distributes its products to different customers directly, both in Mexico and abroad, by land, sea or air, depending on the specific product and destination.

iii)	Patents, licenses, trademarks and other agreements

The Company’s subsidiaries are not titleholders of any patents, trademarks or licenses. However, the subsidiaries of the Company have executed various license agreements with respect to the following patents, which are owned by Condumex Services, SA de CV:

Patent	Effective Termination	Registration Jurisdiction	Registration Number
Hydraulic classifier and reactor of solid particles with ultrasound application.	October 17, 2016	Mexico	MX 192698
		Brazil	BR 9705095
		Canada	CA 2218969
		USA	US5947299
		Argentina	AR013617B1
		Chile	CL2215-97

Equipment and improved process for the destruction of cyanide in effluents.	March 8, 2021	Mexico	PA/a/2001/2509

Method and apparatus for the refining of precious metals	October 5, 2017	Mexico	MX222785

Flotation reactor with external bubble generator	November 1, 2011	Canada	CA2052671
		Peru	P 141

Additionally, none of the subsidiaries of the Company has executed any agreements outside the ordinary course of business.

To date, the research and development activities of the Issuer have been carried out by the Carso Research and Development Center (“CIDEC”), which is dedicated to developing new methods, materials and products related to the markets targeted by Grupo Carso, through its subsidiaries (including mining, until the date on which the Corporate Reorganization becomes effective).

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iv)	Main customers

Principal clients of the Issuer, in terms of the products marketed by its subsidiaries, include the following:

Lead-silver Concentrates	Met-Mex Peñoles, S.A. de C.V.

Zinc Concentrates	Met-Mex Peñoles, S.A. de C.V., Glencore International AG, MK Metal Trading GmbH, Louis Dreyfus Commodities Metals Suisse, S.A., Trafigura Beheer B.V., and Transamine Trading S.A.

Copper Concentrates	MK Metal Trading GmbH and Trafigura Beheer B.V.

Copper Cathode	Copper de México, S.A. de C.V.

Doré Bars (gold and silver)	Met-Mex Peñoles, S.A. de C.V. and Johnson Matthey Inc.

The Issuer does not rely in a significant manner on any of the aforementioned clients.

v)	Applicable legislation and tax situation

The Company is subject to compliance with the laws, regulations and provisions applicable to any variable capital business corporation, such as the LMV, Issuers’ Regulations, LGSM, Commerce Code and the corresponding tax provisions.

Additionally, the following are the main constitutional provisions, laws, regulations and administrative provisions governing the activities carried out by subsidiaries of the Issuer:

•	Article 27 of the Mexican Constitution;

•	Mining Law;

•	National Water Law;

•	General Law of Ecological Equilibrium and Environmental Protection;

•	Federal Labor Law;

•	Federal Law of Government Charges;

•	Income Tax Law;

•	Value Added Tax Law;

•	Flat Rate Corporate Tax Law;

•	Social Security Law;

•	National Worker’s Housing Act;

•	Regulation to the Mining Law;

•	Regulation to the National Water Law;

•	Regulation to the General Law of Ecological Equilibrium and Environmental Protection in terms of Environmental Impact Assessment;

•	Mexican Official Standards, and

•	Concessions certificates granted by the Federal Government to the subsidiaries of the Issuer to explore and exploit the mining claims in question.

Additionally, in the ordinary course of their businesses, the Company and its subsidiaries may become subject to antitrust provisions such as the Federal Economic Competition Law and its Regulations, intellectual property laws such as the Federal Copyright Law, the Industrial Property Law and their corresponding regulations, and any other legal provisions applicable to the activities carried out during the ordinary and extraordinary course of their businesses.

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vi)	Human resources

The Issuer does not have any employees; however, through its subsidiaries, as of June 30, 2010, it employs over 2,300 persons of whom (i) 1% are executives; (ii) 24% are employees; and (iii) 75% are workers.

	Management	Unionized	Total
Executives	19	0	19

Employees	568	0	568

Workers	0	1,780	1,780

Total	587	1,780	2,367

As of this date, the relationship between the subsidiaries and the union has been good.

vii)	Environmental performance

The Issuer has three production facilities that have been certified as “Clean Industry”. Additionally, two more production facilities are in the process of executing a work program to achieve certification.

The Company is in the process of developing and implementing an environmental management system that focuses on generating less waste, reducing water and electricity use, reducing and compensating for adverse environmental impacts, mitigating and controlling emissions into the atmosphere and having a plan in order to address contingencies and environmental emergencies. The productive activities that are carried out by the Issuer through its subsidiaries are considered to have an environmental impact that is medium to high.

viii)	Market information

The Issuer targets the domestic zinc, lead, copper, gold and silver markets, and also exports these minerals to different markets.

Industrias Peñoles, S.A.B. de C.V. and its affiliate Fresnillo PLC, the mining division of Grupo México, S.A.B. de C.V. and Minera Peñasquito, S.A. de C.V., a subsidiary of the Canadian mineral resources company Goldcorp Inc. can be considered as the main competitors of the Company.

The competitive advantage of the Company is based on its long term agreements entered into with some of its customers, which ensures the sale of its products and the periodic negotiation and review of the terms of such agreements.

On the other hand, the negative aspect of the Company’s competitive position is related to (i) the low consumption of metals worldwide, which circumstances affect the demand and the price of concentrates and doré bars, which reduces the opportunity to sell the mining products of the Company; and (ii) the fact that the Issuer has not integrated to its productive stream plants for the manufacture of metallic products, which would allow it to keep or sell such products in more favorable conditions.

In Mexico, the Company holds a significant interest in the zinc, gold and silver market. Generally, the competition in this market is defined more by the quality of the products than by the amount or diversity of the products and consumers. Therefore, the Company has quality products that are widely accepted by smelters and refineries worldwide.

ix)	Corporate structure

The Company is a holding company that directly and indirectly controls the companies listed on the table included at the end of the section “The Issuer – History and development of the Issuer”.

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Currently, certain subsidiaries of the Issuer are titleholders of concessions granted by the Federal Government to explore and exploit mining claims in different locations within Mexico.

As mentioned in the section “The Issuer – History and development of the Issuer”, the companies Minera CRA and Minera CX are only sub-holding companies. Construcciones y Servicios Frisco is a service provider and Servicios Minera Real de Ángeles is a personnel service provider. Minera Real de Ángeles, Minera María, Minera San Francisco del Oro, Minera Tayahua and Compañía Internacional Minera are titleholders to concessions granted by the Federal Government to explore and exploit mining claims.

All of the shares of capital stock of the companies that appear in the preceding diagram are common shares with full voting rights.

The Issuer does not have associated companies according to the definition in the Issuers’ Regulations.

As of this date, the Company has not entered into any agreement or business relationship with any of its subsidiaries.

x)	Description of the main assets

The main assets of the Company are the shares of capital stock of its direct and indirect subsidiaries according to the sections “The Issuer – History and development of the Issuer” and “The Issuer – Business Description – Corporate Structure”.

Indirectly, the most important assets of the Issuer are the rights derived from the concession certificates granted by the Federal Government to its subsidiaries to explore and exploit mining claims.

The Issuer, through its subsidiaries, owns certain properties where the mines are located, whose exploration and exploitation has been given in concession. When the properties have been owned by third parties, such parties have authorized their use by the Company or have created a right of way therein.

The table below includes a description of the most important assets for the activity of each of the principal subsidiaries of the Company. The fixed assets of the subsidiaries of the Company are distributed in Mexico and vary in terms of seniority; however, they are normally subject to the necessary maintenance for their conservation and are generally considered to be in a good state. No asset has been granted as collateral to guarantee its own or third parties’ obligations.

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For more information about the environmental policies and measures of the Issuer and its subsidiaries, see the section “The Issuer – Business Description - Environmental Performance”.

For more information about investment projects in development, see the section “Financial Information - Management discussion and analysis of financial condition and results of operations of the Issuer - Financial condition, liquidity and capital resources”.

Facility or Center	Installed capacity (Monthly)	% Used
Asientos Unit (lead-silver and zinc)	120,000 tons[1]	90.0

El Coronel Unit (doré: gold and silver)	15,500 ounces[2]	95.0

Minera San Francisco del Oro (lead-silver, zinc and copper)	84,000 tons[1]	81.0

San Felipe Unit (doré: gold and silver)	90,000 tons[1]	66.0

Minera Tayahua (lead-silver, zinc and copper)	120,000 tons[1]	94.0

Minera María (copper cathode)	2,040 tons[2]	29.0

[1]	Refers to mineral processing.
[2]	Refers to production.

The following mines are in the process of being installed or expanded:

Name	Daily processing capacity (Tons)
San Felipe Unit (installation of a new facility)	60,000

San Francisco del Oro Unit (expansion)	4,000

San Francisco del Oro Unit (new facility)	10,000

Concheño Unit (installation of a new facility)	10,000

Asientos Unit (installation of a new facility)	10,000

Also, the Minera Tayahua production unit, a company in which the Issuer holds a 51% interest, is in the process of developing a mine with a capacity of 10,000 tons per day of mineral processing.

xi)	Judicial, administrative or arbitration proceedings

To this date, the Company does not face any judicial, administrative or arbitration proceedings that could represent a cost or benefit equivalent to, or greater than, 10% of the value of its assets.

xii)	Shares of capital stock

The authorized capital stock of the Issuer amounts to 80,193,813.86 Pesos, represented by 2,745,000,000 shares. The subscribed and paid for capital stock of the Company amounts to 67,558,847.55 Pesos, represented by 2,312,510,500 common, registered, Series A-1 shares without par value and corresponding to the minimum fixed capital. Currently, the Issuer does not have variable capital. 432,489,500 shares are maintained in the treasury of the Company, which may be placed among the public without the prior resolution of the shareholders’ meeting or the Board of Directors of the Company being necessary for that purpose.

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As stated above, the Issuer is a newly created company resulting from the spin-off of Grupo Carso and, from its incorporation, has not modified its capital stock.

The initial trading price of the shares of capital stock of the Company in the Bolsa has been determined by the auction established by the Bolsa for cases of this kind. This auction proceeding is established by the Securities Exchange based on the provisions established in its Internal Regulations, which may be consulted on the website of the Securities Exchange, http://www.bmv.com.mx.

The Company does not have any outstanding shares or agreements related to its capital that implicate a conversion, exercise, exchange or subscription of shares.

The Company does not maintain open positions in derivatives settled in-kind, the underlying assets of which are shares of capital stock or ordinary participation certificates (certificados de participación ordinaria) relating to such shares.

xiii)	Dividends

At every ordinary shareholders’ meeting, the Board of Directors of the Company will submit, for the consideration of the shareholders, the financial statements for the previous fiscal year, as well as a report about these statements. The shareholders, once the financial statements have been approved, will determine the distribution of the net profits of the Company corresponding to the previous fiscal year. As provided by the LGSM, 5% of the net profits must be separated in order to create or, as the case may be, reconstitute the legal reserve. This reserve will not be available for distribution until its amount reaches 20% of the nominal capital stock of the Company. Any surplus amounts applied to the legal reserve fund may be distributed to the other reserve funds as the shareholders determine or, if applicable, to create the maximum amount that the Company may use for the acquisition of its own shares in accordance with the provisions of article 56 of the LMV. The remaining net profits, if any, will be available for distribution as dividends.

All of the holders of the shares of capital stock of the Issuer will be entitled to receive dividends and other distributions, such as those that they would be entitled to receive in case of liquidation of the Company.

As a result of its recent incorporation, the Company has not declared any dividends. To this date, the Board of Directors has not approved specific policies to declare the payment of dividends or to submit the corresponding proposal to the shareholders’ meeting of the Company in the event that the Company records profits during any fiscal year. Similarly, none of the subsidiaries of the Company has established specific policies for the payment of dividends or to submit the corresponding proposal to their respective shareholders’ meetings in the event that such subsidiaries record profits during a fiscal year.

xiv)	Recent Events

In December 2010, an increase was made in the capital stock of two of the indirect subsidiaries of the Issuer, in a total amount of 2,500 million Pesos. In each case, the capital increase was fully subscribed and will be paid for by Grupo Condumex.

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3) FINANCIAL INFORMATION

Unless otherwise indicated, the figures included in this section “Financial Information” are expressed in millions of Pesos.

a) Selected financial information

The consolidated, combined, selected, pro forma financial information that follows has been partially obtained from the financial statements prepared by the Company and reviewed by the auditors of independent firm Galaz, Yamazaki, Ruiz Urquiza, S.C., member of Deloitte Touche Tohmatsu, who issued their opinion in respect of such financial statements.

The consolidated, combined, selected, pro forma financial information must be read together with the financial statements of the Issuer and of Grupo Carso that have been incorporated in the “Exhibits” section of this Information Brochure. It is important to note that there are no factors with respect to Minera Frisco that significantly affect comparability among the data presented in the financial statements contained in this Information Brochure. However, with respect to Grupo Carso, (i) on November 1, 2007, the entity transferred to Philip Morris International Inc. an additional 30% participation in its tobacco business, resulting—as of such date—in a 20% participation by Grupo Carso in such segment; (ii) on November 30, 2007, Grupo Carso sold to Grupo Lamosa, S.A.B. de C.V. the shareholder tenancy held in Porcelanite Holding, S.A. de C.V.; (iii) on March 31, 2009, Grupo Carso sold the shares of its subsidiary Tubos Flexibles, S.A. de C.V., a company focused on manufacturing and selling PVC tubes; and (iv) on June 1, 2009, it transferred 100% of its participation in subsidiaries focusing on the copper and aluminum businesses, as well as the assets necessary for operation of such businesses. Due to the importance of these operations in the consolidated financial statements of Grupo Carso, the financial information for the fiscal years ended December 31, 2007, 2008 and 2009 has been restructured, and the results of the transferred businesses are presented as discontinued operations.

The consolidated, combined, selected, pro forma financial information as of June 30, 2010 and 2009 referred to as “Base Numbers” has been prepared solely to present the financial condition and the result of operations of the mining business. The consolidated, combined, selected, pro forma financial information referred to as “Base Numbers” as of December 31, 2009, 2008 and 2007 has been prepared in accordance with NRS.

For purposes of the external auditors’ examination and review of the pro forma financial information, and review of the pro forma financial statements, the auditors followed the guidelines of Bulletin 7020, which refers to “reports on the examination and review of pro forma financial information”. Paragraph 5 of the aforementioned bulletin indicates that “the purpose of the pro forma financial information is to communicate the important effects that one or more proposed or consummated transactions or events would have had on the base financial statements if such transactions or events had occurred on the date of the balance sheet that contains the base financial information”. On the other hand, Bulletin 7020 defines base financial information as “that derived from the base financial statements”, which are defined by the bulletin as “those that present financial information obtained from the accounting records”. Further, Bulletin 7020 defines the pro forma financial statements as “those financial statements that are determined by incorporating to the base financial statements the effects of one or more transactions or events that have been proposed or that have occurred on a date after the date of the base financial statements.”

Based on the aforementioned references, it can be concluded that the balance sheet and the profit and loss statement are the base financial statements that present financial information obtained from the accounting records. It is important to mention that Bulletin 7020 does not make any reference to the compulsory inclusion of the cash flow statement or the statement of net worth variations.

On the other hand, paragraph 9 of Bulletin 7020 sets forth that the “public accountant may accept being retained to issue a report on the examination (or review) of pro forma financial information, if the following conditions are satisfied: a. The document containing the pro forma financial information includes the complete base financial statements of the company for the most recent year or for the preceding year if the financial statements of the most recent year are not yet available. If pro forma financial information for an intermediate period is presented, the document must also include base financial information corresponding to such intermediate period, which may be presented on a condensed basis. In the event of an acquisition or merger of businesses, the document must include appropriate base financial information of the significant divisions of the merged or acquired entity…”.

In connection with the foregoing, it is important to mention that this Information Brochure includes the consolidated financial statements of Grupo Carso for the six months ended on June 30, 2010 and 2009, and for the years ended December 31, 2009, 2008 and 2007. The financial statements of Grupo Carso included in this Information Brochure represent the base figures or base financial statements, as defined in Bulletin 7020, and therefore the review performed by the external auditors is consistent with such guidelines.

Finally, Appendices “A” and “B” of Bulletin 7020, which appendices contain forms of reports on the examination and review, respectively, of pro forma financial information, and which were used for the preparation of the opinion and review report by the external auditors, only make reference to the consolidated balance sheet and statement of profit and loss, which is consistent with the financial statements presented in this Information Brochure.

On the other hand, with respect to the notes to the financial statements, the NRS in effect do not contain any rule or principle that specifically regulates the preparation, presentation or disclosure of pro forma financial information; as a result, such standards do not include any rule in connection with the contents of the notes to such pro forma financial information. On the other hand, Bulletin 7020 sets forth the guidelines and characteristics that must be complied with by the reports on examination and review of pro forma financial information. Paragraphs 14 and 15 of Bulletin 7020 related to the information that must be included in an examination and a review of pro forma financial information, respectively, set forth that: “the public accountant must verify that the financial statements subject matter of his/her report include in separate columns the base figures and the pro forma figures, clearly identified as such. The transactions to which effect is being given must be clearly explained in the notes to such financial statements”. Accordingly, note 1 to the pro forma financial statements of the Company describes the transaction that was carried out, i.e., the spin-off of Grupo Carso. Similarly, note 3 to the pro forma financial statements of the Company describes the effects given to the spin-off, which are reflected on the pro forma adjusted figures column.

It is important to mention that Bulletin 7020 does not contain any guideline that sets forth the obligation to include notes other than those described in the preceding paragraph.

In connection with paragraph 9 of Bulletin 7020, it is important to mention that this Information Brochure includes the consolidated financial statements of Grupo Carso for the six months ended June 30, 2010 and 2009, and for the years ended December 31, 2009, 2008 and 2007, and the notes thereto. The aforementioned financial statements represent the base figures or base financial statements (and notes thereto), as such terms are defined in Bulletin 7020 and, therefore, the external auditors’ notes to the financial statements of the Company are consistent with the provisions of Bulletin 7020.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

The following tables show a summary of the combined financial information of the Company:

Minera Frisco, S.A.B. de C.V.

Selected Financial Information.

(Millions of Pesos, except for information about shares)

Concept	June 2010	June 2009	Dec. 2009	Dec. 2008	Dec. 2007
Sales	3,404.8	1,696.0	4,484.0	2,833.4	4,302.7

Operating Results	1,652.8	515.1	1,903.8	211.4	2,172.5

Operating Margins	48.5%	30.4%	42.5%	7.5%	50.5%

Holding Interest	846.1	(28.6)	426.8	341.9	1,736.6

Profit per Share**	0.56	0.15	0.18	0.15	0.74

EBITDA	1,850.1	642.3	2,166.9	493.3	2,406.8

Total Assets	11,402.6	6,548.0	8,027.1	6,332.6	5,145.9

Net Fixed Assets	3,765.2	2,630.8	2,920.0	2,584.0	2,149.5

Total Debt	4,069.8	2,199.7	2,869.8	1,639.5	586.6

Net Debt	98.2	17.2	(134.9)	(407.7)	(1,405.1)

Consolidated Net Worth	5,892.0	3,640.0	4,047.9	4,134.7	3,870.9

Net Worth of a Holding Interest	3,921.6	2,466.1	2,759.5	2,962.7	4,760.6

Ratio EBITDA / interest paid**	5.5	2.8	2.4	2.9	11.8

	VARIATIONS%
Concept	June 10 vs. June 09	2009 vs 2008	2008 vs 2007
Sales	100.8%	58.3%	-34.1%
Operating Results	220.9%	800.6%	-90.3%
Operating Margins	59.8%	469.1%	-85.2%
Holding Interest	-3058.4%	24.8%	-80.3%
Profit per Share**	273.3%	20.0%	-79.7%
EBITDA	188.0%	339.3%	-79.5%
Total Assets	74.1%	26.8%	23.1%
Net Fixed Assets	43.1%	13.0%	20.2%
Total Debt	85.0%	75.0%	179.5%
Net Debt	470.9%	-66.9%	-71.0%
Consolidated Net Worth	61.9%	-2.1%	6.8%
Net Worth of a Holding Interest	59.0%	-6.9%	-37.8%
Ratio of EBITDA / interest paid**	96.4%	-17.2%	-75.4%

**	Last twelve months

For more information in connection with the changes in the foregoing results, refer to the section “Financial information – Management discussion and analysis of financial condition and results of operations of the Issuer.”

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b) Financial information by line of business, geographical zone and exports sales

MINERA FRISCO, S.A.B. DE C.V.

SALE ANALYSIS BY PRODUCT

FOR THE PERIOD FROM JANUARY 1ST TO JUNE 30TH, 2010 AND 2009

AND FOR THE FISCAL YEARS 2009, 2008 AND 2007

(MILLIONS OF PESOS)

	JUNE	% TOTAL	JUNE	% TOTAL	YEAR	% TOTAL	YEAR	% TOTAL	YEAR	% TOTAL
PRODUCT	2010	SALES	2009	SALES	2009	SALES	2008	SALES	2007	SALES
DORÉ BARS (GOLD AND SILVER)	1,324.5	38.9%	361.0	21.3%	1,184.8	26.4%	34.9	1.2%
LEAD-SILVER CONCENTRATES	606.1	17.8%	470.8	27.8%	1,129.1	25.2%	774.5	27.3%	1,054	24.5%
ZINC CONCENTRATES	832.1	24.4%	493.5	29.1%	1,394.0	31.1%	865.7	30.6%	1,630	37.9%
COPPER CONCENTRATES	309.0	9.1%	107.2	6.3%	345.6	7.7%	100.1	3.5%	122	2.8%
COPPER CATHODE	369.1	10.8%	256.5	15.1%	570.4	12.7%	803.5	28.4%	1,259	29.3%
MILLING CONCENTRATES			7.0	0.4%	7.0	0.2%	253.4	8.9%	233	5.4%
OTHER REVENUE	2.0	0.1%			1.8	0.0%	1.2	0.0%	4	0.1%
HEDGING LOSS FOR METALS	-38.0	-1.1%			-148.6	-3.3%

TOTAL SALES	3,404.8	100.0%	1,696.0	100.0%	4,484.0	100.0%	2,833.4	100.0%	4,302.6	100.0%

MINERA FRISCO, S.A.B. DE C.V.

ANALYSIS OF EXPORT SALES BY GEOGRAPHICAL AREA

TO JUNE 30, 2010 AND 2009

(MILLIONS OF PESOS)

	ACCUM TO JUNE	% TOTAL	ACUM TO JUNE	% TOTAL
GEOGRAPHICAL AREA	2010	SALES	2009	SALES
NORTH AMERICA	750	22.01%	328	19.34%

ASIA	555	16.30%	422	24.90%

EXPORT SALES	1,305	38.32%	750	44.24%

MEXICO	2,101	61.68%	946	55.76%

NET SALES	3,405	100.00%	1,696	100.00%

c) Report on significant credits

As a result of its recent incorporation, the Issuer has neither obtained loans nor incurred any liabilities that are due and payable. Also, as a result of the spin-off, the Issuer did not receive liabilities from Grupo Carso.

With respect to the liabilities reflected in its consolidated financial statements, it must be noted that Grupo Condumex has made available to some of its subsidiaries revolving credit facilities, under which, as of June 30, 2010, balances in the amounts of 3,779.4 million Pesos and 22.9 million U.S. dollars, which accrue interest at an annual rate of 7% and 3%, respectively, remain outstanding.

d) Management discussion and analysis of financial condition and results of operations of the Issuer

i)	Operating Results

Comments about the first half of 2010 vs. the first half of 2009

Sales for the first half of 2010 totaled 3,405 Pesos, which were greater than those of 1,696 Pesos for the first half of 2009. Operating profits increased by 220.9% during the first half of 2010, reaching 1,653 Pesos. Net profits for the first half of 2010 totaled 846 Pesos, compared to the loss of 29 Pesos suffered during the first half of 2009. EBITDA was equivalent to 1,850 Pesos during the first half of 2010, which represented a 188.0% increase compared to the first half of 2009.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

Following the recovery in metals prices, especially non-ferrous metals, the Company significantly increased the exploration of the mining claims that it wholly owns and has retained for several years. Additionally, in May 1998, the Company acquired 51% of the capital stock of the company Minera Tayahua, whose mining claims are explored as well. During this period, the Company has increased its projects with new mining claims, acquiring the “El Porvenir” project in the state of Aguascalientes and executing a purchase option to buy the mining claims of the “San Andrés” project in the state of Durango.

Exploration, which has intensified in the past several years, has allowed Minera Frisco to place in operation new mining projects such as “Asientos” and “El Coronel”, both of which are owned by Minera Real de Ángeles and started their activities in 2008. Additionally, the following mines have continued in operation: Minera San Francisco del Oro, Minera María and Minera Tayahua. In the first half of 2010, the production of the “Asientos” mine increased from 3,000 to 4,000 daily tons of milling; and in the “El Coronel” mine production increased from 11,000 to 15,500 ounces of gold per month as of April 2010. The expansion of the “San Felipe” mine, in Baja California, also began in 2010 with a large scale open pit operation to produce gold and silver as well as the installation of the “Concheño” mine in Chihuahua with an open pit operation in its first years and subsequently underground operations, also for gold and silver.

Installation has continued in order to increase milling in the “San Francisco” mine, from 2,000 to 4,000 tons. An assessment is also being carried out to develop a potential large scale open pit operation. The acquisition of the “El Porvenir” project provides a complement to the Company’s presence in the location of the “Asientos” mine, which currently operates an underground mine of 4,000 daily tons of production. This acquisition, together with the mineral reserves found in the “Asientos” mine will permit Minera Real de Ángeles to develop a comprehensive, open air mining exploration project, larger than its current project, in the amount of 10,000 tons per day and with lower production costs due to the exploration system.

Presently, Minera Tayahua has developed a copper and zinc project, which has a milling capacity of 10,000 tons per day.

Currently, in addition to the mines in operation and installation, the following projects are being explored by diamond drilling and reverse circulation: “Santa Fe” in the state of Chiapas; “Tetela” in the state of Puebla; “Lampazos” in the state of Sonora; “Guanasevi” and “San Andrés” in the state of Durango; “El Barril” in the state of Baja California; and “La Fortuna”, “Cerro Gordo” and “Ranchito” in the state of Zacatecas.

The Company continues with the partial future sale of metals to be produced (see notice of press release published by Grupo Carso on October 15, 2010 through the website: http://www.bmv.com.mx).

Production for six months includes the following:

	Accumulated to:
	First half of 2010	First half of 2009	Difference (%)
Gold (ounces)	91,102	33,324	173%
Silver (ounces)	2,277,173	2,240,286	2%
Lead (tons)	10,973	12,751	(14%)
Zinc (tons)	47,409	54,279	(13%)
Copper (tons)	7,655	5,626	36%

Comments about 2009 vs. 2008 (combined pro forma figures)

The annual sales reported for Minera Frisco were 4,484 Pesos, equivalent to 58.3% more than those reported in 2008. Operating profits were 1,904 Pesos during 2009 compared to 211 Pesos reported the previous year. EBITDA was 2,167 Pesos, which increased 339.3% compared to 2008. The key factors that caused the operating results to increase are better prices for metals and a significant increase in the production of gold. The annual net profit was 247 Pesos, equivalent to 24.8% more than the previous year.

During 2009, the dynamic leaching plant was completed and already produces gold in the “San Felipe” mine. Furthermore, work began to extend the mine by constructing a new open pit area, as well as constructing the new mining project called “Concheño”; both operations will produce gold and silver. Their production is expected to begin in 2011.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

Comments about 2008 vs. 2007 (combined pro-forma figures)

Minera Frisco reported sales of 2,833 Pesos in 2008, compared to sales of 4,303 Pesos reported in the previous year, resulting in a 34.1% decrease. Operating profits were 211 Pesos for that year, which reflects a 90.3% reduction compared to 2007. The operating flow obtained that year was 493 Pesos, equivalent to 79.5% lower than the flow reported for the previous year. The operating margins and EBITDA of Minera Frisco were affected by: the reduction in the prices of lead and zinc (the principle metals that are produced); greater operating costs due to the reassessment of Minera María’s operation and the installation and start of operations of the “Asientos” and “El Coronel” mines.

During the second half of 2008, the “Asientos” and “El Coronel” mines began operations.

Cost of sales, operating expenses and comprehensive financing result

MINERA FRISCO, S.A.B. DE C.V.

COST OF SALES, OPERATING EXPENSES AND COMPREHENSIVE FINANCING RESULT

AT DECEMBER 31, 2009, 2008 AND 2007

(MILLIONS OF PESOS)

				VARIATIONS%
	2009	2008	2007	2009 vs 2008	2008 vs 2007
Cost of sales	2,234.1	2,338.6	1,921.7	-4.5%	21.7%
Operating expenses	345.9	283.5	208.5	22.0%	36.0%
Comprehensive financing result	-882.8	748.0	-67.3	-218.0%	-1211.4%

In the 2008 fiscal year, increases were registered of 21.7% and 36% in cost of sales and in operating expenses of the Issuer, respectively, as compared to the 2007 fiscal year, primarily due to the entry into operation in July and November of such year, respectively, of the “Asientos” and “El Coronel” business units (each units of Minera Real de Ángeles). These units produce lead-silver and zinc concentrates, and doré bars (gold and silver), respectively.

During 2009, operating expenses of the Issuer increased 22% as compared to 2008, due principally to the inclusion in 2009 of full-year operating expenses of the “Asientos” and “El Coronel” business units, as contrasted with six and two months of such expenses, respectively, included in 2008.

In the last three fiscal years, the Issuer has contracted for futures and swaps operations with respect to metal sales for hedging purposes—backed by primary operations. Due to the volatility in the international markets for such commodities, in the comprehensive financing result for 2009, 2008 and 2007, gains (losses) in the amounts of (684.7), 954.3 and (66.2) million Pesos, respectively, have been recognized, generating significant variations in such item for those years.

Impact of inflation and of exchange rate fluctuations

In 2008, the Issuer recognized an exchange rate loss of 259.6 million Pesos, generated by the devaluation of the Peso in the final quarter of that year and a short position in foreign currencies, principally by virtue of a 104 million U.S. dollar average in such financing during the period.

ii)	Financial condition, liquidity and capital resources

Internal and external funding sources

The internal source of funding of the Company is the generation of cash flow by its subsidiaries.

The only external sources of funding of the Company are the revolving credits that Grupo Condumex has made available to some of its subsidiaries; for more information relating to such credits, including the rates at which they were contracted for, see “Financial information – Report on significant credits”.

It is important to note that there is no other source of liquidity that the Issuer has utilized or anticipates utilizing.

Comments at the close of June 2010 vs. June 2009

The total debt at the close of the first half of 2010 was 4,070 Pesos, equivalent to 85.0% more than the first half of 2009. This increase in debt was caused by the development of mining projects and hedging of margins on future sales of metals. The net liabilities were 98 Pesos by the end of first half of 2010, compared to 17 Pesos reported at the close of the first half of 2009.

93% of the liabilities at the end of the first half of 2010 were taken out in Pesos and all are short term.

The ratio of EBITDA / financial expense (last twelve months) was 5.53 at the close of the first half of 2010, equivalent to 96.4% more than the first half of 2009.

Comments at the close of 2009 vs. the close of 2008

At the close of 2009, total liabilities were equivalent to 2,970 Pesos or 75.0% more than 2008. The increase in debt was caused by the capital investments and hedging in the sales of metals. The net debt was equivalent to negative 135 Pesos to the close of 2009, compared to the negative 408 Pesos reported for the previous year.

100% of the liabilities undertaken by the Company in 2009 were taken out in Pesos and all are short term.

At the close of 2009, the ratio of EBITDA / financial expense (last twelve months) was 2.4, equivalent to 17.2% more than that generated in 2008.

Comments at the close of 2008 vs. the close of 2007

In 2008, the total liabilities reached 1,640 Pesos compared to 587 Pesos reported the previous year. The increase of debt was principally due to the capital investments made during the year. At the close of 2008, the Company had net debt of negative 408 Pesos.

At the close of 2008, 98.3% of the total liabilities were taken out in U.S. dollars.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

The ratio of EBITDA / financial expense at the close of 2008 was 2.9, equivalent to 75% less than that generated during the previous year.

Seasonality of financing requirements

There are no cyclical or seasonal factors in respect of the Issuer’s liquidity requirements.

Policies that govern the Issuer’s treasury

The Company invests its excess cash flow individually in deposits and investments in financial institutions with good credit ratings, and maintains guidelines relating to diversification and maturities that provide security and liquidity.

The cash and temporary investments are maintained mostly in Pesos, and may be maintained in U.S. dollars or other currencies, depending on the investment requirements and the liquidity needs of each subsidiary based on its cash flow and debt structure.

Off-balance sheet transactions

It is important to highlight that there are no relevant transactions that have not been recorded on the balance sheet or statement of profit and losses of the Company.

Trends, commitments or occurrences that may affect the Company’s liquidity

The Company’s liquidity may be temporarily affected in the case that, as a result of the increase of the price of metals, margin calls are received in connection with the derivatives held by the Company.

Fiscal debits and credits

The Issuer is current in compliance with its fiscal obligations, and therefore no expired credit or debit of fiscal character exists in the name of the Issuer as of the present date.

iii)	Internal control

The policies and guidelines to determine the measures for the Internal Control of the Company will be approved in due course by the Corporate Practices and Audit Committee and the Board of Directors.

The internal structures of the Issuer, including those in charge of supervising compliance with the rules for internal control of the Company, are being created. In due course, the corporate auditing department will periodically review and set objectives for the annual programs, thereby issuing reports about the scope of the work carried out. If any discrepancy is discovered, then the program to correct such discrepancy, subject to the resolution by the administration, will be included as well. The corporate auditing department will submit to the Corporate Practices and Audit Committee of the Issuer any relevant discrepancies that are found, the actions that will be taken to resolve them and, if necessary, the progress made in implementing those actions. As part of their auditing duties, the external auditors will examine the Internal Control of the Issuer and its subsidiaries and will submit a report with recommendations to the administration and the Corporate Practices and Audit Committee.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

iv)	Transactions with derivatives

Certain subsidiaries of the Company execute operations with financial derivatives, which are used primarily to reduce the risk of metal prices.

Management discussion of the internal and external sources of liquidity that may be utilized to meet requirements relating to derivative financial instruments

The sources of liquidity that may be utilized to meet requirements relating to derivative financial instruments are, in order of preference, surplus from cash invested in financial instruments, loans from subsidiaries or affiliates with surpluses, or loans from credit institutions.

Exposure to changes in principal identified risks and the management thereof, as well as of contingencies and events known or anticipated by management that may have effect on future reports

The principal changes in risk variables during the second quarter of 2010 were favorable to the Issuer, as the effect of these was the recognition of an asset and cancellation of the liability registered at the close of the previous quarter.

During the fourth quarter of 2009, such changes were unfavorable, with the effect of an increase in liability as compared to the end of the previous quarter.

At the end of June 2010 and December 2009, no risks were identified which could unfavorably and significantly affect the results or liquidity of the Issuer, by virtue of which there was no risk exposure to be managed other than in a routine manner.

Contingencies and known events have been taken into account in the financial information of the Issuer, and anticipated events were in line with those expectations considered at the time of contracting for derivative financial instruments.

During the periods referred to in this section, changes in underlying asset value and of reference variables for the contracted-for derivative financial instruments did not imply differences in those instruments from what was originally anticipated, neither did they significantly modify related plans or cause partial or total loss of coverage, nor require the assumption of new obligations or commitments.

The net impact on results for the second quarter of 2010 and for the fourth quarter of 2009 was an increase in profit of 15.501 million Pesos, and a decrease in profit of 277.675 million Pesos, respectively.

During those quarters, derivative financial instruments expired or were closed, and had margin calls, each as follows:

Expired or closed derivative financial instruments:

	2nd Quarter 2010	4th Quarter 2009
Description	No. of Derivative Financial Instrument	No. of Derivative Financial Instrument
Futures and Swaps - Copper (sale)	941	335
Futures and Swaps - Silver (sale)	563	498
Futures and Swaps - Gold (sale)	806	1,331
Swaps - Lead (sale)	227	93
Swaps - Zinc (sale)	963	380

TOTAL	3,500	2,637

Margin calls and puts:

	2nd Quarter 2010		4th Quarter 2009
Calls or puts	Number	Amount (thousands of Pesos)	Number	Amount (thousands of Pesos)
Calls	177	(4,634,159)	97	(1,525,727)
Puts	90	4,511,958	11	220,160
Net		(122,201)		(1,305,567)

The Issuer had no instances of noncompliance with contracts for derivative financial instruments during the periods being reported upon.

Quantitative information

Presented below are the positions of the derivative financial instruments contracted for at the close of the second quarter of 2010 and of the fourth quarter of 2009:

	2nd Quarter 2010
Contract	Notional	Unit	(thousands of U.S. dollars)
Futures and swaps - silver (sale)	19,175,232	Oz	342,015
Futures and swaps - gold (sale)	966,226	Oz	1,115,188
Futures and swaps - lead (sale)	50,773	Ton	117,827
Futures and swaps - zinc (sale)	248,184	Ton	583,763
Futures and swaps - copper (sale)	49,344	Ton	359,964

Total			2,518,757

	4th Quarter 2009
Contract	Notional	Unit	(thousands of U.S. dollars)
Futures and swaps - silver (sale)	6,840,000	Oz	115,009
Futures and swaps - gold (sale)	525,704	Oz	590,909
Futures and swaps - lead (sale)	11,364	Ton	25,070
Futures and swaps - zinc (sale)	47,016	Ton	93,516
Futures and swaps - copper (sale)	12,384	Ton	79,505

Total			904,009

As of June 30, 2010, swaps and futures were taken out for metal sales with the following open positions:

Type of derivatives, securities or agreement	Purpose	Notional amount/ Par value	Unit	Price agreed	Value of underlying asset			Fair value (thousands of Pesos)
					Current quarter	Previous quarter		Current quarter	Previous quarter
Silver futures and swaps (sale)	Hedge	2,150,000	Oz.	16.53	18.75	17.58	USD/ Oz.	(55,019)	(37,509)
	Hedge	9,800,208	Oz.	17.80	18.86	17.68	USD/ Oz.	(158,718)	(27,191)
	Hedge	7,225,024	Oz.	18.32	19.01	17.89	USD/ Oz.	(43,790)	6,741

Gold futures and swaps (sale)	Hedge	64,300	Oz.	1,082.9	1,247.9	1,116.4	USD/ Oz.	(134,291)	(49,756)
	Hedge	446,116	Oz.	1,159.8	1,258.2	1,127.1	USD/ Oz.	(555,255)	146,807
	Hedge	440,310	Oz.	1,168.5	1,277.8	1,154.3	USD/ Oz.	(603,720)	(48,213)

Gold futures (sale)	Negotiation	15,500	Oz.	882.1	1,245.9	1,115.3	USD/ Oz.	(72,162)	(67,202)

Copper futures and swaps (sale)	Hedge	8,414	Ton.	7,078.4	6,551.9	7,849.2	USD/ Ton.	55,973	(112,737)
	Hedge	29,440	Ton.	7,344.9	6,608.0	7,861.7	USD/ Ton.	273,416	(198,113)
	Hedge	9,551	Ton.	7,629.0	6,610.1	7,798.8	USD/ Ton.	123,329	(23,619)

Copper futures (sale)	Negotiation	1,758	Ton.	5,823.6	6,564.7	7,899.9	USD/ Ton.	(15,875)	(74,206)
	Negotiation	181	Ton.	5,901.4	6,605.0	7,922.7	USD/ Ton.	(1,580)	(5,056)

Lead swaps (sale)	Hedge	12,458	Ton.	2,273.0	1,750.0	2,155.4	USD/ Ton.	82,390	28,003
	Hedge	24,828	Ton.	2,383.6	1,783.7	2,164.2	USD/ Ton.	186,163	66,778
	Hedge	13,487	Ton.	2,248.6	1,780.7	2,131.5	USD/ Ton.	78,070	3,468

Zinc swaps (sale)	Hedge	50,992	Ton.	2,250.3	1,792.4	2,384.4	USD/ Ton.	271,603	(159,759)
	Hedge	101,456	Ton.	2,456.9	1,852.1	2,410.7	USD/ Ton.	769,724	58,113
	Hedge	95,736	Ton.	2,312.8	1,861.6	2,389.9	USD/ Ton.	536,559	(96,500)

At December 31, 2009, there were swaps and futures for metal sales contracted for with the following open positions:

Type of derivatives, securities or agreement	Purpose	Notional amount/ Par value	Unit	Price agreed	Value of underlying asset			Fair value (thousands of Pesos)
					Current quarter	Previous quarter		Current quarter	Previous quarter
Silver futures (sale)	Hedge	885,000	Oz.	13.23		16.66	USD/ Oz.		(14,742)
	Hedge	3,885,000	Oz.	16.00	16.90	13.67	USD/ Oz.	(26,109)	(27,360)
	Hedge	2,955,000	Oz.	17.37	17.05	16.83	USD/ Oz.	12,698	(3,113)
Gold futures and swaps (sale)	Hedge	30,200	Oz.	1,006.7		1,009.3	USD/ Oz.		(30,481)
	Hedge	126,900	Oz.	1,074.0	1,100.2	1,014.2	USD/ Oz.	(43,487)	(20,228)
	Hedge	376,104	Oz.	1,155.7	1,116.9		USD/ Oz.	190,505
Gold futures (sale)	Negotiation	22,700	Oz.	879.4	1,099.7		USD/ Oz.	(66,098)
Copper swaps (sale)	Hedge	225	Ton.	5,777.8		6,208.9	USD/ Ton.		(1,309)
	Hedge	7,927	Ton.	6,731.2	7,303.8	6,025.9	USD/ Ton.	(59,115)	(2,025)
Copper futures (sale)	Negotiation	1,452	Ton.	4,480.7		6,212.8	USD/ Ton.		(33,968)
	Negotiation	4,150	Ton.	5,878.2	7,114.8	5,945.3	USD/ Ton.	(81,993)	(45,712)
	Negotiation	307	Ton.	5,980.4	7,347.8	6,215.7	USD/ Ton.	(4,625)	(792)
Lead swaps (sale)	Hedge	1,926	Ton.	2,154.5		2,273.9	USD/ Ton.		(3,105)
	Hedge	11,364	Ton.	2,206.1	2,434.3	2,288.0	USD/ Ton.	(33,455)	(14,865)
Zinc swaps (sale)	Hedge	7,932	Ton.	1,876.6		1,957.8	USD/ Ton.		(8,697)
	Hedge	47,016	Ton.	1,989.0	2,278.2	1,985.5	USD/ Ton.	(340,024)	(44,496)

Financial derivatives, which in accordance with accounting policies are classified as negotiation instruments, were contracted for financial hedging purposes. The specific amounts of the valuations for the open positions are recorded in the net worth under the heading of integrated profits.

Sensitivity analysis

It has not been the intention of Minera Frisco to contract for derivative financial instruments for negotiation purposes; nevertheless, if market conditions present an opportunity, it could do so. The use of derivative financial instruments is due to the need to hedge risks particular to the Issuer’s operations, by virtue of which instruments designated as being for negotiation are for economic coverage and are backed by primary operations; that is, in the case of potential future losses due to contracting for such instruments, these would be compensated for by operating profits. The most significant cases are futures and metals swaps (sales) against production and metal sales.

At the close of the quarters reported upon, the potential loss in net long-term results was zero or immaterial; nevertheless, this has had temporary effects on cash flows and results, though these have not put the Company’s continued operations at risk.

e) Critical accounting estimates or reserves

To prepare the financial statements based on NRS, both consolidated as well as for each of the subsidiaries, it is necessary to make certain estimates of events that cannot be accurately quantified and that affect several headings and accounts. The estimates include opinions with a certain degree of inherent uncertainty that could be critical.

These estimates may be modified in the future as a result of changes in the selection of certain factors or premises on which they are based, if new considerations arise or due to changes to the physical or economic environment.

The estimates included in the financial information are explained below, which due to their degree of uncertainty may have a significant effect on the results.

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Estimate of the useful life of the buildings, machinery and equipment

The estimate of the useful life is made in terms of the headings and specific activities of the real estate, machinery and equipment that determine the charge made to the results as a result of depreciation on a straight line basis. As of June 30, 2010, the net worth of buildings, machinery and equipment was equivalent to 3,821 million Pesos, representing 33.3% of the value of the total assets of the Company and the depreciation expense at the close of June 2010 was 197 million Pesos, representing 12.0% of the costs and expenses. A change to the physical, technological or economic conditions could change the estimate of the useful life and, therefore, the charge made to the results, whether by depreciation or by the deterioration of the value of the asset.

Provisions to remedy environmental damages

The Company has adopted policies to protect the environment in compliance with the applicable laws and regulations; however, the mining industry due to its own activities on occasions carries out operations that may have an environmental impact. As a result, remedial plans are carried out (in many cases, approved by the competent authorities), which imply an estimate of expenditures that could be made for this purpose.

In accordance with applicable accounting guidelines, a reserve for liabilities must be created in connection with this concept, which reserve will be written off from the results if the environmental damage has already occurred, and off a deferred asset subject to amortization in the case of events that are expected to take place in the future.

As of June 30, 2010 and 2009, the Company had a provision for recognition of environmental liabilities equivalent to 151.6 million Pesos and 142.2 million Pesos, respectively. Furthermore, the Issuer had, as of such dates, assets pending to be amortized for site restoration in the amount of 80.2 million Pesos and 77.5 million Pesos, respectively.

The estimate of expenditures to be made could be modified by changes to the physical conditions of the work zone that has been affected, by the activities carried out, the laws and regulations in force and effect, by variations to the prices of the materials and services required (especially in terms of work done in the near future), due to changes in the criteria used to determine the work to be carried out in the affected area, etc.

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4) MANAGEMENT

a) External auditors

The designation of external auditors will be made pursuant to the provisions of the LMV, the Issuers’ Regulations and other applicable provisions, which currently set forth that the external auditors are to be designated by the Board of Directors of the Company with the prior favorable opinion of the Corporate Practices and Audit Committee.

To retain the services of external auditors, the Company must observe the following procedure:

a)	The Corporate Practices and Audit Committee must analyze several options and recommend to the Board of Directors the candidates for external auditors of the Company, including the extent of their authorities and the conditions for hiring. Their duties include carrying out the accounting audit of the Company for each fiscal year;

b)	The Corporate Practices and Audit Committee must interview the external auditors of the Company in order to verify compliance with the requirements of independence and whether they have the personnel necessary to comply with their obligation to rotate their personnel; and

c)	Based on the foregoing, the Company will designate or ratify the hiring of the external auditors on an annual basis.

b) Related party transactions and conflicts of interest

The Company and its subsidiaries anticipate that, in the ordinary course of their businesses, they will continue to enter into several financial and commercial transactions with related parties such as subsidiaries and associated companies of AMX, Grupo Financiero Inbursa, CICSA, Telmex, Inmuebles Carso and Grupo Carso.

The operations with relevant related parties include, among others, the distribution of shares of capital stock of the Company through Indeval, which shall be carried out with the assistance of Inversora Bursátil.

Moreover, the Company and its subsidiaries have received and in the future will receive various financial services from subsidiaries of Grupo Financiero Inbursa, such as opening checking and investment accounts, obtaining credit facilities, the underwriting of insurance policies and bonds, and/or the execution of brokerage services agreements; and maintain business relationships with Telmex, AMX and/or their respective subsidiaries in the ordinary course of business with respect to fixed and mobile telephony, internet and other telecommunications services.

Further, the Company sells its production of copper cathode to a subsidiary of Grupo Carso; additionally, as indicated in the section “General information – Risk factors”, since the Company was recently incorporated, it and its subsidiaries receive and will continue to receive from Grupo Carso and its subsidiaries accounting, information technology, internal auditing, legal and tax-related services.

All of the operations executed with related parties are carried out on an arm’s length basis in order to comply with the provisions established by NRS and the applicable tax legislation.

Following is a table presenting the Issuer’s operations with related parties and the amounts corresponding to such operations for the fiscal years ended December 31, 2009, 2008 and 2007, as well as for the period between January 1 and June 30, 2010:

Minera Frisco, S.A.B. de C.V.

Related party operations and amounts

For the fiscal years ended December 31, 2009, 2008 and 2007

and for the period between January 1 and June 30, 2010

(thousands of Pesos)

a.	The related party operations during the year were the following:

	Jun 2010	2009	2008	2007
Income from:
Sales	369,054	570,354	803,508	1,183,639
Sales of fixed assets	—	34,249	53,082	26,665
Sales of refurbished inventory	—	9,189	—	—
Interest received	4,043	16,735	10,460	8,717
Services provided	3,555	1,798	—	—
Other income, net	5,104	—	5,807	24,057

Expenses for:
Maintenance of equipment	—	—	—	9,556
Rent paid	—	1,299	330	936
Administrative services	143,992	72,099	13,553	3,891
Operating services	11,361	50,619	32,093	22,097
Exploration services	43,253	18,357	30,360	29,098
Tailings dams services	—	—	—	18,480
Insurance	—	60,842	36,752	16,942
Real estate acquisitions	—	54,100	—	—
Interest expenses	118,196	199,103	47,163	45,638
“El Coronel” and “Asientos” investment projects		—	25,312	127,958
Other expenses, net	—	6,059	—	—

b. Amounts to be received from and paid to related parties are:

	Jun 2010	2009	2008	2007
Receivables:
Grupo Condumex, SA de CV	—	178,284	337,187	335,616
Cobre de México, SA de CV	82,833	319,260	138,995	80,766
Condumex Inc.	—	5,571	1,288	—
CILSA, SA de CV	—	—	—	1,398
CILSA Panamá, SA de CV	—	—	—	44,378
Servicios Condumex, SA de CV	—	1,385	2	—
Swecomex, SA de CV	—	—	—	138
Seguros Inbursa, SA de CV	88	90	13,629	—
Others	—	185	662	254

	82,921	504,775	491,763	462,550

Payables:
Grupo Condumex, SA de CV	3,825,261	2,875,325	1,649,854	573,333
Carso Infraestructura y Construcción, SA de CV	—	—	811	—
Carso Eficentrum, SA de CV	9	—	—	—
Condumex Inc.	62,164	—	—	—
Logtec, SA de CV	7,137	3,481	—	—
Microm, SA de CV	502	—	—	—
Proyectos y Construcciones Procisa, SA de CV	166	—	305	8,772
Selmec, SA de CV	4,742	—	—	—
Servicios Condumex, SA de CV	13,451	4,741	—	662
Sinergia Soluciones Integrales para la Construcción, SA de CV	12,033	—	5,522	—
Conductores Mexicanos Electricos y de Telecom., SA de CV	1,322	824	184	5,424
Operadora CICSA, SA de CV	1,839	—	—	—
Others	—	1,939	873	1,529

	3,928,626	2,886,310	1,657,549	589,720

Finally, it is important to mention that none of the Company and its subsidiaries has entered into any transaction with companies in which the Company owns a participation greater than 10%; similarly, neither the Company nor any of its subsidiaries has entered into any transaction with any shareholder of the Company who owns an interest in the Company greater than 10%.

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c) Management and shareholders

The Board of Directors of the Issuer is comprised of eight proprietary members. The Board of Directors has stockholder directors, independent directors and related directors.

The directors are appointed by the shareholders during a general ordinary shareholders’ meeting, which will be deemed to have been legally installed by the first call if, at least, half of the capital stock is represented; and by the second or subsequent call regardless of the number of shares that are represented. The resolutions of the general ordinary shareholders’ meeting will be valid when taken by a majority of the votes present.

The Board of Directors has rights and obligations that correspond to the applicable laws and bylaws and the most extensive authorities to adopt any resolution and carry out acts of any kind that are necessary or advisable to carry out the purpose of the Company, with the exception of those expressly reserved by law or by the corporate bylaws that require a shareholders’ meeting.

Furthermore, the Board of Directors will be responsible for the duties set forth in article 28 of the LMV, including without limitation, the authority to (i) discuss and, as the case may be, issue the resolutions that are considered advisable with respect to acts and agreement of any committee created by the Company, including those that are provided in the activities reports that the latter must submit according to the provisions of the corporate bylaws; (ii) open or close branches, agencies, offices or departments; and (iii) supervise compliance with the resolutions adopted by the shareholders’ meetings, which may be carried out directly or through the audit committee.

In the transitory articles of the public instrument that attests to the incorporation of the Company, the members of the Board of Directors were designated for fiscal year 2011 in the understanding that the directors will continue on their posts, even beyond the termination of the fiscal year, until the shareholders’ meeting of the Issuer appoints new members and the new members take possession of their respective posts. Since the Company was incorporated recently, the members of the Board of Directors and relevant officers of the Company have not received any consideration therefrom.

Board of Directors of the Company

Name	Position[1]	Type of Directors[1]

Mr. Carlos Slim Helú	Honorary President for Life – Grupo Financiero Inbursa

Honorary President for Life – América Móvil

Honorary President for Life – Grupo Carso

President – Impulsora del Desarrollo y el Empleo en América  Latina

President – Carso Infraestructura y Construcción

Shareholder Related

Mr. José Humberto Gutiérrez-Olvera Zubizarreta	President – Minera Frisco CEO – Grupo Carso President and CEO – Grupo Condumex	Related

Mr. Guillermo Gutiérrez Saldívar	President – Grupo IDESA CEO – Equipos Mecánicos	Independent

Mr. José Kuri Harfush	President – Janel	Related

Mr. Gerardo Kuri Kaufmann	CEO – Inmuebles Carso	Related

Mr. Juan Rodríguez Torres	Advisor	Independent

Mr. José Shedid Mehry	Advisor	Independent

Mr. Justo Wong Salinas	CEO – Minera Frisco	Related

[1]	Information provided by the directors

All of the directors were designated at the time of incorporation of the Company.

Executives of the Board of Directors

Chairman	Mr. José Humberto Gutiérrez-Olvera Zubizarreta
Secretary non member	Mr. Sergio F. Medina Noriega

CEO: Mr. Justo Wong Salinas.

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The general information on the directors of the Company is included below.

Mr. Carlos Slim Helú.- is a Civil Engineer from the National Autonomous University of Mexico. He is 70 years old. Currently, he is the Chairman of the Board of Directors of IDEAL and CICSA, Chairman of the Boards of Trustees of Fundación Carlos Slim, A.C. and Instituto Carlos Slim de la Educación, A.C. Mr. Slim was appointed Honorary Chairman for Life of the Boards of Directors of Telmex and AMX and is a member of the Boards of Directors of Criteria CaixaCorp, S.A., Philip Morris Internacional, Inc. and Rand Corporation.

Mr. José Humberto Gutiérrez Olvera Zubizarreta.- is a Public Accountant from the Banking and Business School. He is 69 years old. Currently, he is a director of the following companies: Teléfonos de México, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C. V., Carso Infraestructura y Construcción, S.A.B. de C.V., Grupo Carso and certain of its subsidiaries.

Mr. Guillermo Gutiérrez Saldívar.- is a Mechanical and Electrical Engineer from the Universidad Iberoamericana. He is 68 years old. Mr. Gutiérrez is a director of Grupo Financiero Inbursa, S.A.B. de C.V. and certain of its subsidiaries.

Mr. José Kuri Harfush.- has a bachelor’s degree in business administration from the Universidad Anáhuac. He is 61 years old. Currently, he is a director of the following companies: Teléfonos de México, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., Grupo Financiero Inbursa, S.A.B. de C.V.; Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa; Inversora Bursátil, S.A. de C.V., Casa de Bolsa, Grupo Financiero Inbursa; Seguros Inbursa, S.A., Grupo Financiero Inbursa; Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., and Grupo Carso.

Mr. Gerardo Kuri Kaufmann.- is an Industrial Engineer from the Universidad Anáhuac. He is 26 years old. Since 2008, Mr. Kuri has served as Purchasing Manager of CICSA. He is CEO and director of Inmuebles Carso.

Mr. Juan Rodríguez Torres.- is a Civil Engineer from the National Autonomous University of Mexico. He is 71 years old. Currently, he is a director of Procorp, S.A. de C.V., Sociedad de Inversión de Capitales.

Mr. José Shedid Merhy.- is a Civil Engineer from the National Autonomous University of Mexico with a Masters Degree in Science (Administration) from Stanford University. He is 70 years old. In the 1970s, Mr. Shedid worked in the Organización e Ingeniería Civil, S.A. de C.V. Thereafter, he was appointed CEO of Constructora Kaley, S.A. and Constructora Mazaryk, S.A. He has participated in projects for the construction and development of several office and apartment buildings in Mexico City. Currently, he is a director of the following companies: IDEAL, CICSA, and several mutual funds managed by Operadora Inbursa de Sociedades de Inversión, S.A. de C.V.

Mr. Justo Wong Salinas.- is a Metallurgist Mining Engineer from the School of Mining and Metallurgy, “Adolfo Lopez Mateos”. He is 68 years old. Mr. Wong is a director of Minera CX, S.A. de C.V. and certain of its subsidiaries.

Relationship by blood or marriage up to the fourth degree between directors and senior management

Family relationship by blood	Family relationship by Marriage
I. First degree (direct line):	None
Mr. José Kuri Harfush with
Mr. Gerardo Kuri Kaufmann

In accordance with the resolutions adopted by the shareholders of Grupo Carso in the general extraordinary shareholders’ meeting of said company, held on November 4, 2010, the shareholders of Grupo Carso are entitled to receive one share of the Company for each of their shares of Grupo Carso.

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Pursuant to the most recent public information available for Grupo Carso provided to said Issuer in terms of Article 49 bis 3 of the Issuers’ Regulations, on April 29, 2010 the last annual ordinary shareholders’ meeting of Grupo Carso was held to resolve the issues concerning the results of the 2009 fiscal year, the shareholding interest of (i) the beneficial shareholders of more than 10% of the capital stock of Grupo Carso; (ii) the shareholders who exercise significant influence, control or authority; and (iii) the directors and senior management of Grupo Carso whose individual interests are equivalent to more than 1% and less than 10% of said capital stock, are as follows:

Beneficiary shareholders of more than 10% of the capital stock

Mr. Carlos Slim Helú, director of the Company, as well as Mr. Carlos Slim Domit, Mr. Patrick Slim Domit and Mr. Marco Antonio Slim Domit and Mrs. María Soumaya Slim Domit, who are each direct and indirect beneficiaries of more than 10% of the capital stock.

Mrs. Vanessa Paola Slim Domit and Mrs. Johanna Monique Slim Domit, who are each direct and indirect beneficiaries of approximately 10% of the capital stock.

Inmobiliaria Carso, S.A. de C.V. and the management and investment trust F-127 created in Banco Inbursa, S.A., which are each shareholders of more than 10% of the capital stock of Grupo Carso.

Shareholders who exercise significant influence, control or authority

Mr. Carlos Slim Helú and the aforementioned six members of his immediate family are the principle shareholders of Grupo Carso since they are direct or indirect beneficiaries of approximately 78.70% of its capital stock.

It is important to state that the members of the Slim family are individuals with Mexican citizenship; therefore, the Company is a company controlled by Mexicans and as a result is not controlled, directly or indirectly, by another non-Mexican company or by a foreign government.

The Issuer is not aware of any commitment that could signify a change of control of its shares. Furthermore, the Issuer has not executed any agreement or established any program that could involve employees in the capital stock of the Issuer.

The directors will receive 15,000 Pesos as compensation for their attendance at each Board of Directors’ Meeting that is held during the 2011 fiscal year. Additionally, the directors who are members of the Corporate Practices and Audit Committee will additionally be paid 7,500.00 Pesos for each meeting of such committee that they attend during such fiscal year. There are no pension, retirement or similar plans for the directors, relevant officers or individuals who may be considered as related parties of the Company.

Corporate Practices and Audit Committee

The Corporate Practices and Audit Committee of the Issuer is comprised of the following directors: Mr. Juan Rodríguez Torres, Chairman; Mr. Guillermo Gutiérrez Saldívar; and Mr. José Shedid Merhy, who is a financial expert as defined in the Issuers’ Regulations, as attested to by the fact that he has a broad career as businessman and director of public and financial services companies.

The Corporate Practices and Audit Committee assists the Board of Directors in supervising the performance, management and execution of the business of the Company and the companies it controls and must comply with the activities, duties and obligations established by the LMV and in the bylaws, especially the activities provided for by Article 42 of the aforementioned law. This Committee will also carry out all other activities that are provided for by the LMV or the bylaws of the Company, or that the Board of Directors entrusts to it, consistent with applicable law.

In addition, the Corporate Practices and Audit Committee is also responsible for the following duties concerning finances and planning: (i) Evaluate and, as the case may be, suggest the investment policies of the Company proposed by the office of the CEO in order to subsequently submit them for the approval of the Board of Directors; (ii) evaluate and, as the case may be, suggest financing policies (capital or debt) for the Issuer proposed by the office of the CEO in order to subsequently submit them for the approval of the Board of Directors; (iii) intervene during the presentation of an evaluation of the feasibility of the principle investments and financial transactions of the Company to the Board of Directors, pursuant to the established policies; (iv) evaluate and, as the case may be, suggest the general guidelines to determine the strategic planning of the Issuer and assist the Board of Directors in supervising the consistency of the financial projections, investment policies and the financing with such strategic vision; (v) give an opinion about the premises of the annual budget and suggest these to the Board of Directors for their approval; (vi) follow-up with the application of the budget and strategic plan; (vii) identify the risk factors that the Company is subject to and evaluate their management policies; and (viii) perform any other duties that may be entrusted to the Board of Directors of the Issuer.

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d) Bylaws and other agreements

The complete text of the bylaws of the Company has been inserted below to be disclosed to the public:

CHAPTER ONE

NAME, DOMICILE, PURPOSE, DURATION AND FOREIGNERS´ EXCLUSION CLAUSE

ARTICLE ONE.- The name of the company shall be “MINERA FRISCO”, which shall be always followed by the term “Variable Capital Stock Corporation” “Sociedad Anónima Bursátil de Capital Variable” or the abbreviation “S.A.B. de C.V.”

ARTICLE TWO.- The domicile of the Company shall be in Mexico City, Federal District. The corporate domicile shall not be considered changed if the Company establishes branches and agencies in other locations. The Company may stipulate addresses for notices in the agreements or legal actions in which it intervenes; however, this shall not mean that the Company has changed its corporate domicile.

ARTICLE THREE.- The purpose of the Company is to:

a)	Acquire interest or equity in other corporations or associations, which form part of its incorporation or acquire shares or equity in those already existing, as well as to sell or transfer such shares or equity and carry out all of the relevant actions that may correspond to it as a holding for the companies in which it is a majority shareholder;

b)	Promote, organize and manage any type of corporation or association;

c)	Develop all of the fields and aspects of the mining industry as well as the metallurgical industries, metallurgical mining and the chemical industry related thereto; the exploration and exploitation of the minerals or substances subject to the application of the Mining Law and the execution of any action related to the exploitation thereof;

d)	Grant loans to corporations or associations in which the Company holds an interest, is the majority shareholder or in which it is entitled to designate the majority of its directors;

e)	Subscribe and accept negotiable instruments as well as endorse, guarantee or encumber them in any manner without such activity falling within the premises of Article Two, section V of the Securities Market Law. This shall be carried out according to Article 9 (nine) of the General Law of Negotiable Instruments and Credit Operations and shall guarantee or secure, in any manner, compliance with the obligations undertaken by the companies in which the Company is a majority shareholder or in which it is entitled to designate the majority of its directors;

f)	Purchase, sell over the counter, in cash, futures or installments, the shares, debentures, petroleum bonds, commercial paper, bank acceptances, government bonds and, in general, any negotiable instrument; give or receive as collateral or give or receive negotiable instruments on loan, obtain and grant credits to purchase or sell negotiable instruments. Become an agent, broker or representative of domestic or foreign companies.

g)	Purchase, sell, construct, build, manage, give or take on lease, operate and negotiate with land, houses, buildings and generally with all types of real estate property including plants, foundries, power plants, depositories, warehouses, storage facilities as well as acquiring real property rights thereto, which are essential for the corporate purpose.

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h)	Acquire by any legal title, the use or advantage of waterfalls and external and underground water flows for mineral and industrial use, and to generate power for exploration and exploitation services of mines, beneficial plants, refineries and industrial plants.

i)	Urbanize, pave, build, construct, plan, design, decorate, and install facilities for drinking water, sanitation, electricity and others required for such property.

j)	Provide engineering, architectural, technical, administrative or supervision services for all kinds of negotiations.

k)	Provide consulting services, prepare all types of zoning studies and territory planning and any other issue related to urban development and human settlements.

l)	Actively or passively contract all kinds of services, execute contracts, agreement as well as acquire negotiable instruments, patents, industrial trademarks, commercial names, options and preferences, copyrights to literary, industrial, artistic works or concessions by any authority.

m)	Acquiring shares, equity, interests, obligations of any kind for companies and corporations that form a part therein or enter into partnerships, without falling into the premises of Article 2 (two), section XV of the Securities Market Law.

n)	Accept or confer all kinds of mercantile commissions and powers in its own name or in the name of a principal.

o)	Execute all types of financing operations with domestic or foreign institutions, execute financial leasing operations according to the terms permitted by law, transact derivative operations of all kinds, including without limitations contracting swaps, futures, forwards, options and any other operations of this nature, and execute contracts or regulations to transact operations through any attorney-in-fact or representative of the Company, and provide collateral for payment thereof, and in general, obtain all types of loans or credits, issue debentures, commercial paper and any other credit instrument or equivalent, with or without the granting of specific personal or property guarantees.

p)	In general, carry out and execute all kinds of actions, contracts and related, accessory or accidental operations that are necessary or advisable to carry out the purposes set forth above.

ARTICLE FOUR.- The corporate lifetime of the company shall be ninety nine years as of the date of its incorporation.

ARTICLE FIVE.- It is hereby expressly agreed, forming an essential part of these corporate bylaws, that the Company shall not admit either directly or indirectly as partners or shareholders any foreign investors and companies without a “foreigners’ exclusion clause” nor shall recognize any partners or shareholders rights to said investors and companies.

CHAPTER TWO

CAPITAL STOCK AND SHARES

ARTICLE SIX.- The capital of the Company is variable. The minimum fixed capital, without a right to withdrawal, is 80,193,813.86 Pesos (eighty million one hundred ninety three thousand eight hundred thirteen and 86/100 Pesos) represented by 2,745,000,000 (two billion seven hundred forty five million) Series A-1, common, registered shares without par value, fully paid for. The amount of the variable portion of the capital stock shall be represented by the number of Series A-2 shares, which are common, registered and without par value in accordance with the Shareholders’ Meeting that approves such issuance.

ARTICLE SEVEN.- The companies controlled by the Company may not acquire, directly or indirectly, shares of capital stock of the latter or negotiable instruments representing such shares. However, acquisitions made through investment companies shall be exempted from this restriction. The Company may acquire shares of its capital stock or negotiable instruments representing said shares without the restriction established by Article 134 (one hundred and thirty four), first paragraph of the General Mercantile Corporations Law being applicable; provided that:

(i)	The acquisition is carried out through a securities exchange in Mexico;

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(ii)	The acquisition and, as the case may be, the sale in a securities exchange is carried out at market price, except for public tenders or auctions authorized by the National Banking and Securities Commission;

(iii)	The acquisition shall be charged to the net worth, in which case the Company may keep shares or negotiable instruments representing its own holdings without needing to reduce its capital stock, or otherwise, with a charge to the capital stock, in which case these shall convert into unsubscribed shares kept at the treasury of the Company, without the need for a resolution from the Shareholders’ Meeting. In any case, the amount of the subscribed and paid for capital must be disclosed when the authorized capital represented by issued and unsubscribed shares has been published; and

(iv)	The Company that is up-to-date with the payment of the obligations derived from debt instruments recorded in the National Securities Registry.

The Ordinary Shareholders’ Meeting shall expressly agree, for each corporate year, the maximum amount of the funds that may be applied to repurchase its shares or negotiable instruments representing these, with the only restriction that the sum of the funds applied for this purpose may never exceed the total balance of the net profits of the Company, including those withheld.

The acquisition and sale of shares of the Company or of the instruments representing these may never exceed the percentages established by Article 54 (fifty four) of the Securities Market Law or breach the placement requirements of the stock exchange where these are traded.

While the shares or negotiable instrument representing shares belong to the Company, they may not be represented or voted in Shareholders’ Meetings nor may corporate or financial rights of any kind be exercised.

Its own shares or negotiable instrument representing these belong to the Company or, as the case may be, to unsubscribed shares kept in the treasury may be placed among the investing public without the need for a resolution by the Shareholders’ Meeting or Board of Directors; therefore, for such purposes the provisions of Article 132 (one hundred and thirty two) of the General Mercantile Corporations Law shall not apply.

The acquisitions and sales referred to herein, the reports about such operations must be submitted to the Shareholders’ Meeting, the rules on information disclosure and the manner and terms in which these operations are revealed to the National Banking and Securities Commission, the securities exchange and the public shall be subject to the general provisions issued by the Commission.

According to the terms of Article 48 (forty eight) of the Securities Market Law, as a measure to prevent the acquisition of shares granting direct or indirect Control of the Company to third parties or to the shareholders according to Article 130 (one hundred and thirty) of the General Mercantile Corporations Law, the acquisition of shares issued by the Company or of the negotiable instruments issued based on such shares or the rights to such shares may only be made with the prior authorization from the Board of Directors if the number of shares or rights to such shares intended to be acquired in an act or series of acts, with no time limit, by a person or group of persons who are related and act together, means 10% (ten percent) or more of the voting shares issued by the Company.

For the purposes above, the person or group of persons interested in acquiring a shareholding stake equivalent or greater than 10% (ten percent) of the voting shares issued by the Company must submit a written authorization addressed to the Chairman and Secretary of the Board of Directors of the Company. The request must contain at least the following information:

(i)	The number and series of the shares issued by the Company that are owned by a person or group of persons who intend on carry out the acquisition;

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(ii)	The number and series of the shares subject to the acquisition;

(iii)	The identity and nationality of each potential buyer; and

(iv)	A statement about whether this party intends to acquire significant influence, as defined by the Securities Market Law, or Control of the Company, as defined hereinafter. The foregoing shall be applicable; however, the Board of Directors may request additional information that is considered necessary or advisable to make a decision.

If the Board of Directors, according to the terms herein, denies the authorization, it shall designate one or more buyers for the shares, who must pay the market price to the interested party. In the event that the shares are not recorded in the National Securities Registry, the price to be paid shall be determined according to Article 130 (one hundred and thirty) of the General Mercantile Corporations Law.

The Board of Directors shall issue its resolution in a term that shall not exceed three months as of the date in which the corresponding request is submitted or on the date in which it receives the additional information that may have been requested, if applicable, and, in any case, must take into consideration that: (i) the criteria in the best interest of the Company, its operations and long-term vision of the activities of the Company and its Subsidiaries; (ii) it does not exclude one or more shareholders of the Company other than the person intending on obtaining control from the financial benefits that, as the case may be, may result from applying this Article; and (iii) does not restrict in any manner taking Control of the Company.

The Company may not take measures to invalidate the exercise of property rights by the buyer or that contravene the legal provisions for forcible takeover bids. Nevertheless, each person acquiring shares, negotiable instruments, certificates or rights representing the capital stock of the Company in breach to the provisions of the previous paragraph shall be obligated to pay the Company liquidated damages in an amount equivalent to the price of all the shares, negotiable instruments, certificates or rights representing the capital stock of the Company that they directly or indirectly own or that are the subject of the restricted operation. If the transactions which caused the shares, negotiable instruments, certificates or rights representing the capital stock of the Company are equivalent or greater than 10% (ten percent) of the capital stock to be acquired free of charge, then the liquidated damages shall be equivalent to the market value of such shares, negotiable instruments or certificates; provided that the authorization referred to herein was not given.

While the Company keeps the issued shares in the National Securities Registry, the previous requirement, in the case of operations executed through a securities exchange, shall be further subject to the rules established by the Securities Market Law or those that are issued by the National Banking and Securities Commission. For the purposes of clarity, it is hereby stipulated that the transfer of shares of the Company that do not imply that a single person or group of persons acting together to acquire a shareholding stake equivalent or greater than 10% (ten percent) of the voting shares of the Company executed through a securities exchange shall not require the previous authorization from the Board of Directors of the Company.

The person or group of persons who are obligated to carry out a public tender for acquisition and fail to do so or that obtain Control of the Company in breach of Article 98 (ninety eight) of the Securities Market Law may not exercise the corporate rights resulting from the shares acquired in breach of these provisions nor of those that are acquired subsequently during the alleged breach and any resolution taken subsequently shall be invalid.

The acquisitions in breach of the provisions of the aforementioned Article 98 (ninety eight) shall be partially invalidated and the person or group of person who have carried these out shall be liable to the other shareholders of the Company for the damages and lost profits caused as a result of the breach to the obligations established in the applicable legal provisions. Moreover, in terms of acquisitions that must be carried out by public tenders according to the Securities Market Law, buyers must (i) comply with the requirements established by the valid legal provisions; (ii) obtain the corresponding regulatory authorizations; and (iii) obtain authorization from the Board of Directors for the transaction prior to the start of the period for the tender for acquisition. In any case, the buyers must previously disclose at all times the existence of this authorization procedure by the Board of Directors for any acquisition of shares representing 10% (ten percent) or more of the shares of capital stock of the Company.

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Additionally, a majority of the members of the Board of Directors who have been selected for such position prior to confirming any circumstance that may imply a change of control must grant their authorization in writing through a resolution taken at a board meeting expressly called for such purposes according to the terms of the bylaws in order for such change of control to be carried out by the Company.

The stipulations contained herein shall not preclude in any manner and apply in addition to the communications, notices and/or authorizations that potential buyers may submit or obtain according to the current legislative provisions.

“Control” shall mean the capacity of a person or group of persons to carry out any of the following acts: (i) impose, either directly or indirectly, the decisions adopted by a General Shareholders’ Meeting, or of the partners or similar bodies, or to appoint or remove the majority of the directors, their administrators or their equivalents; (ii) maintain the ownership to the rights that permit, directly or indirectly, to vote with more than 50% (fifty percent) of the capital stock; or (iii) manage, directly or indirectly, the administration, strategies or principle policies of the Company, whether regarding ownership of the securities, by contract or in any other manner.

The acquisitions that are carried out in breach of the previous procedure shall not be recorded in the Shareholders Registration Book of the Company.

The Board of Directors may determine whether any persons are acting jointly or in a coordinated manner for the purposes regulated herein. If the Board of Directors makes such a determination, the corresponding persons shall be treated as a single person for the purposes hereof.

While the shares of the Company are recorded in the National Securities Registry, according to the terms of the Securities Market Law and the general provisions issued by the National Banking and Securities Commission in the event of cancelation of the registration of the shares of the Company in such Registry, whether at the request of the Company or as a result of the resolution adopted by the National Banking and Securities Commission according to the provisions of the Law, the Company shall carry out a public tender for acquisition pursuant to Article 108 (one hundred and eight) of the Securities Market Law, which shall be addressed exclusively to the shareholders or holders of the negotiable instruments who represent such shares that do not form part of the group of persons who have Control of the Company (i) on the date of the request made by the National Banking and Securities Commission in terms of cancelling the inscription by resolution of the Committee or (ii) on the date of the resolution adopted by the General Extraordinary Shareholders’ Meeting in terms of the voluntary cancelation thereof.

The Company must place in trust, for at least a 6 (six) month period as of the date of cancellation, the resources necessary to purchase at the same price of the public tender to purchase the shares of the investors who did not attend or did not accept the offer, if once the purchase tender is made and prior cancelation in the inscription of the shares of capital stock of the Company or other securities issued based on these shares in the National Securities Registry, the Company did not acquire 100% (one hundred percent) of the paid for capital stock.

The aforementioned public tender must be carried out no less than at the highest price between: (i) the quoted value; and (ii) the net worth value of the shares of negotiable instruments representing these shares according to the last quarterly report submitted to said Commission and the securities exchange prior to the start of the tender, which may be adjusted when such value is amended according to the criteria applicable to the determination of the relevant information, in which case, the latest information available to the Company must be taken into account attached with a certificate by an authorized executive of the Company with respect to the determination of such net worth.

For the purposes above, the market value shall be the average weighted price per volume of the operations that have been carried out during the last thirty days in which the shares of the Company or negotiable instruments representing these shares were transacted, prior to the date of the tender, during a period that may not exceed six months. If the number of days in which such shares or negotiable instruments representing these shares, during the period set forth, is less than thirty, then the days in which these were actually transacted shall be taken into account. If transactions are not carried out during this period, the net worth shall be taken into consideration.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

The National Banking and Securities Commission, when resolving the authorization of the public tender to purchase shares that cancels the aforementioned registration, may authorize a different price. It shall not be necessary to carry out a public tender if it is shown that all of the shareholders have agreed to the corresponding cancelation. The cancelation of the registration of the shares of the Company in the National Securities Registry also entails another requirement established in the Securities Market Law and other applicable provisions: (i) the approval of the National Banking and Securities Commission and (ii) the favorable resolution by the Extraordinary Shareholders’ Meeting adopted with a voting quorum of at least 95% (ninety five percent) of the capital stock.

ARTICLE EIGHT.- The minimum fixed capital of the Company may not be increased or decreased without the resolution of the General Extraordinary Shareholders’ Meeting and, as a result, the bylaws are amended, except in the case of increases and decreases established by Article 56 (fifty six) of the Securities Market Law.

The variable capital of the Company may be increased or decreased without the need to amend the bylaws. The only formality, if any, shall be that any decrease must be approved by the General Ordinary Shareholders’ Meeting, whose minutes must be certified by a notary public except in the case of increases and decreases established by Article 56 (fifty six) of the Securities Market Law. Such cases shall not require either the aforementioned approval or the formalization.

Inscription in the Public Registry of Commerce of the domicile of the Company shall not be needed for the notary instruments containing increases or reductions to the variable portion of the capital stock.

ARTICLE NIINE.- The Company may issue unsubscribed shares to be publicly traded afterwards according to the terms and conditions provided by Article 53 (fifty three) of the Securities Market Law.

The Company may issue unsubscribed shares of any series or class that form part of the capital stock for their inscription by public tender, which shall be kept in the treasury of the Company to be placed among the investing public; provided that these comply with the requirements provided by Article 53 (fifty three) of the Securities Market Law.

ARTICLE TEN.- The shares of the company are represented by the stock certificates or provisional certificates, which are numbered consecutively and that must contain the handwritten or facsimile signature of two directors according to the terms of the applicable legal provisions. All of the aforementioned Negotiable Instruments and Certificates shall be issued according to Articles 125 (one hundred and twenty five), 127 (one hundred and twenty seven) and others of the General Mercantile Corporations Law and shall always contain the text of Article Five of these bylaws.

ARTICLE ELEVEN.- Each share is indivisible. Therefore, if two or more persons own a single share, they shall appoint a joint representative according to the provisions of Article 122 (one hundred and twenty two) of the General Mercantile Corporations Law. If a Joint Representative is not appointed, the Company shall take into consideration the person whose name appears first on the Share Ledger kept by the company according to Article 128 (one hundred and twenty eight) of the aforementioned law. All the transfers of shares shall be considered as unconditional and without any restriction for the company; therefore, the buyer of one or more shares shall assume all of the rights and obligations of the previous holder in terms of the company.

ARTICLE TWELVE.- The Company may redeem the shares and charge these to the distributed profits according to the provisions of Article 136 (one hundred and thirty six) of the General Mercantile Corporations Law and pursuant to the procedure determined by the General Extraordinary Shareholders’ Meeting that resolved the redemption.

ARTICLE THIRTEEN.- Increases to the capital may not be authorized until the shares representing the previous increase have been fully subscribed and paid for. By adopting the corresponding increases to the capital stock, the Shareholders’ Meeting that ordered the increase shall specify the terms and conditions to carry it out and shall set the amount of the value of the contribution to the capital stock that must be paid by the subscribers of each share and, as the case may be, the amount of the premium of that the buyers must pay in excess of the sum contributed to the capital stock for each share.

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Shareholders shall be entitled to preferential rights in proportion to the number of their shares to subscribe those that are issued in the case of an increase to the capital, according to Article 132 (one hundred and thirty two) of the General Mercantile Corporations Law and according to the provisions herein. This right must be exercised within the next fifteen calendar days following the publication of the resolution to increase the capital taken by the Shareholders’ Meeting in the Official Gazette of the Federation. If the term has elapsed for shareholders to exercise their preferential right, even if certain shares remain unsubscribed, these shall be offered for their subscription and paying in the conditions and terms established by the Shareholders’ Meeting that resolved to increase the capital or, otherwise, by the Board of Directors, but never in conditions that are more favorable than those granted to the shareholders. This preferential subscription right shall not apply in terms of increases to the capital resulting from any merger by one or other companies; from the conversion of debentures into shares; from the placement of the shares of its own capital stock acquired by the Company in terms of the provisions of Article 56 (fifty six) of the Securities Market Law and these bylaws; from the capitalization of premiums on shares; from withheld profits and reserves or other equity interests; from public tenders of shares according to Article 53 (fifty three)of the Securities Market Law; and in any other case in which the Law permits this right not to be applied.

In terms of a reduction to the capital, the provisions of Article 153 (one hundred and fifty three) and other articles of the General Mercantile Corporations Law shall apply and in terms of a reduction to the fixed portion, the provisions of Article 9 (nine) of the aforementioned Law shall apply.

While the Company is a publicly traded on the stock market, the shareholders of the variable portion of the capital stock of the Company shall be entitled to a withdraw right provided by Article 220 (two hundred and twenty) of the General Mercantile Corporations Law.

Under no circumstance may the capital be reduced to an amount that is less than the legal minimum.

The Company may only issue the shares in which the rights and obligations of their holders are not limited or restricted, which are known as ordinary. The National Banking and Securities Commission may authorize the issuance of shares other than ordinary according to the terms established by Article 54 (fifty four) of the Securities Market Law.

ARTICLE FOURTEEN.- The Shareholders’ Meetings is the supreme body of the Company. General Shareholders’ Meetings are divided into Ordinary and Extraordinary and both shall be held at the corporate domicile, except in the event of acts of God or force majeure.

General Ordinary Shareholders’ Meeting shall be those that, in accordance with the law or these by-laws, address matters that are not reserved for General Extraordinary Shareholders’ Meeting. General Ordinary Shareholders’ Meeting shall meet at least once a year, during the first four months following the close of the corresponding corporate year to address, in addition to those issues on the agenda, the matters listed in Article 181 (one hundred and eighty one) de la General Mercantile Corporations Law.

General Ordinary Shareholders’ Meeting in addition to the provisions of the General Mercantile Corporations Law shall meet to:

a)	Approve of the operations that, as the case may be, the Company intends or the companies it controls intend on carrying out; during the corporate year when these represent 20% (twenty percent) or more of the Company’s assets consolidated based on figures corresponding to the close of the previous quarter, regardless of the manner in which these are carried out, whether simultaneously or successively, but that due to their characteristics may be considered as a single operation. In such Meetings, shareholders with voting rights, including limited or restricted rights, may vote; and

b)	Comply with any other obligations that, as the case may be, are legally required.

General Extraordinary Shareholders’ Meeting shall meet to address one or more matters provided by Article 182 (one hundred and eighty two) of the General Mercantile Corporations Law.

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CHAPTER THREE

SHAREHOLDERS’ MEETINGS

ARTICLE FIFTEEN.- General Extraordinary Shareholders’ Meeting shall be called by the Board of Directors, by the Chairman of the Board of Directors or by the Co-Chairman of the Board of Directors, if this position is covered, or by the Corporate Practices and Audit Committee(s) or by the Chairmen(s) of such Committees or by the Secretary of the Board of Directors or by the legal authority, if applicable.

Shareholders of voting shares, including those with limited or restricted rights, who individually or jointly hold 10% (ten percent) of the capital stock, shall be entitled to request the Chairman of the Board of Directors or of the Corporate Practices and Audit Committee(s) to call a General Shareholders’ Meeting; however, the percentage indicated in Article 184 (one hundred and eighty four) of the General Mercantile Corporations Law shall not apply.

Furthermore, the shareholders with at least one voting right shall be entitled to call a Meeting in the cases and terms provided by Article 185 (one hundred and eighty five) of the General Mercantile Corporations Law.

The call must be published in one of the largest newspapers of the domicile of the Company at least fifteen calendar days prior to the date set for the meeting. This call must contain the Agenda, in other words the list of issues that must be addressed by the Meeting; however, general matters or similar may not be included, as well as the date, place and time in which it shall be held and the signature of whoever is calling it. If called by the Board of Directors, the signature from its Secretary or delegate appointed thereby shall be sufficient. If called by the Corporate Practices and Audit Committee(s) the signature of the Chairman of the corresponding Committee or its respective delegate shall be sufficient.

Shareholders of the Company shall be entitled to have at their disposal, at the Company’s headquarters, the information and documentation related to each issue on the agenda of the corresponding Shareholders’ Meeting free of charge and at least fifteen calendar days prior to the Meeting and to prevent the Shareholders’ Meeting from addressing general or similar matters.

In the case of a second or subsequent call, it must be published at least eight days prior to the date set for the meeting.

ARTICLE SIXTEEN.- In order for a General Ordinary Shareholders’ Meeting to be considered legally installed by virtue of the first call, at least half of the voting shares of capital stock must be represented. In the case of a second or subsequent call, the General Ordinary Shareholders’ Meeting shall be considered legally installed regardless of the voting shares that are represented.

In order for the resolutions of the General Ordinary Shareholders’ Meeting to be valid, these must always be taken at least by a majority voting shares that are present.

In order for a General Extraordinary Shareholders’ Meeting to be considered legally installed by virtue of the first call, at least 75% (seventy five percent) of the voting shares of capital stock must be represented. In the case of a second or subsequent call, the General Extraordinary Shareholders’ Meeting shall be considered legally installed when at least 50% (fifty percent) of the voting shares of capital stock are represented.

In order for the resolutions of the General Extraordinary Shareholders’ Meeting to be valid, these must always be taken at least by the favorable vote of the number of shares that represent at least half of the voting shares of capital stock.

Shareholders with voting rights, including limited or restricted rights, who individually or jointly have 10% (ten percent) of the capital stock of the Company may request a deferral to vote on any matter with respect to which they do not consider themselves to be adequately informed, complying with the terms and conditions provided for under Article 199 (one hundred and ninety nine) of the General Law of Mercantile Corporations.

Shareholders with voting rights, including limited or restricted rights, who individually or jointly have 20% (twenty percent) of the capital stock, may legally object to the resolutions taken by the General Shareholders’ Meeting regarding which they have a right to vote without the percentages established by Article 201 (two hundred and one) of the General Mercantile Corporations Law being applicable. Except for the aforementioned percentages, in any case, the requirements of Article 201 (two hundred and one) and 202 (two hundred and two) of the General Mercantile Corporations Law must be satisfied in order to exercise this right to object.

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ARTICLE SEVENTEEN.- The General Ordinary and Extraordinary Shareholders’ Meetings may be legally held, without the need for a prior call and their resolutions shall be valid provided that at the time of the vote all of the shares are represented according to the provisions of Article 188 (one hundred and eighty eight) of the General Mercantile Corporations Law.

ARTICLE EIGHTEEN.- To assist to a Shareholders’ Meetings, the shareholders must obtain the corresponding admissions cards at the domicile and with the anticipation indicated in the corresponding calls after submitting their share certificates that are deposited in any credit institution in Mexico or abroad or in a brokerage firm in Mexico. In terms of the shares deposited in any Securities Deposit Institution, the admission cards issued after submitting the corresponding certificates to the Company and, as the case may be, of the supplementary lists that are provided by Article 290 (two hundred and ninety) of the Securities Market Law.

Shareholders shall be entitled to one vote per share and may be represented by an authorized representative at all of the shareholders meetings that are held through a simply proxy letter. In addition to the foregoing, and while the shares of capital stock are recorded in the National Securities Registry:

a)	The persons who assist on behalf of the shareholders to the Shareholders’ Meeting of the Company shall evidence their legal capacity through the proxy forms prepared by the Company, which fulfill the requirements established by Article 49 (forty nine), section III of the Securities Market Law;

b)	The Company shall make available to the shareholders, through the brokers or the Company, during the term established by the aforementioned Article 49 (forty nine) of the Securities Market Law, the proxy forms so that these may be timely sent to their representatives; and

c)	The Secretary of the Board of Directors of the Company shall be obligated to confirm compliance with the provisions hereof, thereby informing the Shareholders’ Meeting, which shall be noted in the corresponding minutes.

The members of the Board of Directors and the CEO may not represent any shareholder at the shareholders’ meeting. The members of the Board of Directors and the CEO may attend the Shareholders’ Meeting of the Company.

ARTICLE NINETEEN.- The Shareholders’ Meetings shall be presided over by the Chairman or by the Co-Chairman of the Board of Directors, respectively, and in their absence by one of the Vice-Presidents, respectively, and in their absence by the person appointed by the shareholders who are present or represented at the Meeting.

The Secretary of the Board shall be appointed as secretary of the meeting or, otherwise, the Assistant Secretary, or if applicable, the person appointed by the shareholders who are present or represented at the Meeting

At the beginning of the Shareholders’ Meetings, the person presiding shall appoint two statutory examiners to determine the number of shares that are present and the percentage of the capital stock that these represent.

Minutes shall be kept for each Shareholder’s Meetings that include the resolutions that were approved, which must be entered into the corresponding minute book. It shall be sufficient, if these are signed, at least, by the Chairman and the Secretary of the Meeting for all the corresponding purposes. When the minutes of a Shareholders’ Meeting cannot be entered into the corresponding book, then these shall be certified by a Notary Public. The minutes of the Extraordinary Shareholders’ Meeting shall be certified by a Notary Public and registered in the Public Registry of Commerce.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

CHAPTER FOUR

MANAGEMENT AND SUPERVISION

ARTICLE TWENTY.- The Board of Directors and the CEO shall be entrusted with the management of the Company, which shall comply with their duties under the law and these bylaws.

The Board of Directors of the Company shall be comprised of a maximum of 21 (twenty one) Shareholding Members, according to the resolution of the Ordinary Shareholders’ Meeting, whereby at least 25% (twenty five percent) must be independent according to the terms provided for by Articles 24 (twenty four) and 26 (twenty six) of the Securities Market Law. Each Shareholding Member may appoint its corresponding Substitute; provided that the Substitute Independent Shareholding Members shall be classified in the same manner.

The persons appointed as such may act as directors according to the Securities Market Law and other applicable provisions.

Independent directors and, as the case may be, their corresponding substitutes shall be selected based on their experience, capacity and professional prestige also taking into consideration that, due to their characteristics, such directors may perform their duties free from conflicts of interests and without being subject to personal, equity or financial interests.

The General Shareholders’ Meeting in which the members of the Board of Directors are appointed or ratified or, as the case may be, the meeting to inform about such appointments or ratifications shall rate the independence of their members.

Independent directors, who during their term in office, cease to be classified as such must inform the Board of Directors no later than at its next meeting.

The persons who fall under the category of impairment established by Article 24 (twenty four) of the Securities Market Law may never be directors of the Company. Similarly, independent directors may never be persons who fall within the category of impairment that are established by Article 26 (twenty six) of the aforementioned law.

Shareholders with voting rights, including limited or restricted rights, who individually or jointly hold 10% (ten percent) of the capital stock of the Company shall be entitled to appoint or revoke, during a Shareholders’ Meeting, a member of the Board of Directors. This appointment may only be revoked by the other shareholders when in turn the appointment of all of the other directors has been revoked, in which case the substitutes may not be appointed as such during the next twelve months following the revocation date.

If one or more shareholders appoint directors by exercising the right established by the previous paragraph, the other directors shall be appointed by majority of votes without calculating the votes corresponding to the minority shareholders who carried out such appointment(s).

ARTICLE TWENTY ONE.- Neither the members of the Board of Directors, their substitutes or the members of any committee, including the Corporate Practices and Audit Committee(s), nor their administrators and managers shall need to provide a security interest to guarantee compliance with their duties undertaken in performing their office; except for the Shareholders’ Meeting that expressly appoints this obligation.

In this case, the guarantee shall be returned to whoever may have provided it until the corresponding accounts for the period in which they served in office have been properly approved by a General Shareholders’ Meeting.

According to the terms established by the Securities Market Law, the responsibility consisting of indemnifying the damages and lost profits caused to the Company or to companies under its control or those in which it has significant influence over because of the negligence of the members of the Board of Directors, Secretary or Assistant Secretary of the Board, derived from the actions that are executed or the decisions that are adopted by the Board or by those that are not taken if such body cannot legally hold a meeting and, in general, for lack of due care, may not exceed in any case on one or more occasions and for each corporate year the amount equivalent to the total net fees that such members or executives of the Board have received in such capacity from the Company and, as the case may be, from the companies that it controls or those in which it has significant influence in the twelve months prior to the corresponding negligence. However, the limit to the amount of the indemnity contained in this paragraph shall not apply in the event of actions that are fraudulent, unlawful or in bad faith according to the Securities Market Law or other laws.

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The Company, in any case, shall indemnify and hold harmless the members of the Board of Directors, Secretary or Assistant Secretary of the Board from any liability incurred before others as a result of properly performing their duties and shall cover the amount of the indemnities for damages caused to third parties, except for actions that are fraudulent, unlawful or in bad faith according to the Securities Market Law or other laws.

The members of the Board of Directors shall perform their duties endeavoring to create value for the Company, without favoring a particular shareholder or group of shareholders. In fact, directors must act diligently and adopt rational decisions in compliance with the other duties that are imposed according to the Securities Market Law and these corporate bylaws.

Shareholders who, individually or jointly, own the voting shares, including limited or restricted rights, representing 5% (five percent) or more of the capital stock may exercise the liability action established by Article 38 (thirty eight) of the Securities Market Law, derived from the actions established by Chapter II, Title II of the aforementioned law.

In any case, such shares must include the total amount of the responsibilities in favor of the Company or to companies under its control or those in which it has significant influence over and not only the personal interest of the plaintiffs.

ARTICLE TWENTY TWO.- The Board of Directors, in the first meeting it holds after a Shareholders’ Meeting that appointed its members, or in any other meeting that is held, shall designate from among its members, a Chairman and shall also designate a Secretary; and may designate, if applicable, a Co-Chairman, one or more Vice-Presidents, a Treasurer, an Assistant Treasurer and an Assistant Secretary as well as any other executives of the Board of Directors that this body deems necessary including honorary or lifetime members. However, the Chairman and, as the case may be, the Co-Chairman and the Vice-Presidents must be members of the Board of Directors, but the Secretary, Treasurer, Assistant Secretary and Assistant Treasurer need not be members of this corporate body.

The members of the Board of Directors shall perform the duties inherent to their office. Any member may be removed from office without cause by resolution of the Board of Directors. The temporary or definitive absences of the Chairman may be substituted by the Co-Chairman, if any, or otherwise shall be substituted indistinctly by one of the Vice-Presidents, if any; however, provided that at any time the Board of Directors may appoint from among its designated directors of at least the majority of the ordinary shares, the director who shall temporarily or definitively substitute the Chairman. If, upon designating a Co-Chairman, the latter is absent definitively, the office shall be occupied by the person who, as the case may be, may decide the Board of Directors.

During temporary and definitive absences, the Treasurer and Secretary shall be substituted, respectively, by the Assistant Treasurer and Assistant Secretary, if any, or in their absence by the persons designated by the Board; the Board shall also create special committees or commissions in addition to those established by the Securities Market Law and these bylaws, establishing their authorities and obligations and the remunerations, if applicable, for their members.

Shareholding Members and their Substitutes, the Chairman and the Co-Chairman of the Board of Directors, the Vice-Presidents, Treasurer, Secretary, Assistant Secretary and other members of this body, who in the event of being designated, shall not have as a result of this appointment the authority to process the testimonies; therefore, shall be prevented from responding to interrogatories on behalf of the Company in any action or proceeding in which it is party. This authority shall vest exclusively to the representatives of the Company who have been expressly granted such authority.

A person may occupy more than one office; however, a person may not simultaneously occupy the office of Chairman of the Board of Director and Chairman of the Corporate Practices and Audit Committee(s).

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Directors shall continue performing their duties even after their term in office has concluded or resignation for up to thirty calendar days if a substitute has not been designated or when such substitute has not taken office, without being subject to the provisions of Article 154 (one hundred and fifty four) of the General Mercantile Corporations Law.

The Board of Directors may designate provisional directors, without the intervention from the Shareholders’ Meeting, as provided by the previous paragraph or Article 155 (one hundred and fifty five) of the General Mercantile Corporations Law. The Shareholders’ Meeting shall ratify these appointments or shall designate the substitute directors in the next Shareholders’ Meeting following such event; however, it must respect at all times the rights of the minority shareholders established by Article 50 (fifty), section I of the Securities Market Law.

ARTICLE TWENTY THREE.- The Board of Directors must be Mexican nationals.

ARTICLE TWENTY FOUR.- The Board of Directors shall be entitled to the rights and obligations established by the applicable Laws and these bylaws and shall have the most extensive powers to adopt all of the agreements and carry out all of the actions, of any kind, which may be necessary or advisable to carry out the purpose of the Company, except for those expressly reserved for the Shareholders’ Meeting by Law or by these bylaws. Notwithstanding the foregoing, the Board of Directors shall perform the duties established by Article 28 (twenty eight) of the Securities Market Law, including without limitation, the following duties: to discuss and, as the case may be, issue the resolutions that are considered necessary with respect to the actions and agreements of any committee created by the Company, including those contained in the reports about activities that such bodies must submit according to the provisions herein; to establish and close branches, agencies, offices or departments; and to supervise compliance with the resolutions of the Shareholders’ Meeting, which may be carried out directly or through a Corporate Practices and Audit Committee(s).

ARTICLE TWENTY FIVE.- The Board of Directors shall represent the Company with the most extensive powers of an attorney-in-fact to:

a)	Lawsuits and Collections, in terms of Article 2,554 (two thousand five hundred and fifty four), first paragraph of the Civil Code for the Federal District and its related Articles of the Federal Civil Code and corresponding Civil Codes for all of the States of Mexico, with all general and special powers that may require a special clause according to law, especially as provided by Article 2,587 (two thousand five hundred and eighty seven) of the aforementioned Law and its related Articles of the other Civil Codes mentioned herein.

b)	Acts of Administration, in terms of Article 2,554 (two thousand five hundred and fifty four), second paragraph of the Civil Code for the Federal District and its related Articles of the Federal Civil Code and corresponding Civil Codes for all of the States of Mexico;

c)	Acts of Ownership and to Grant, Subscribe, Secure Payment, Endorse and Protest in any manner the Negotiable Instruments, in terms of Article 2,554 (two thousand five hundred and fifty four), third paragraph of the Civil Code for the Federal District and its related Articles of the Federal Civil Code and corresponding Civil Codes for all of the States of Mexico, and Article 9 (nine) of the General Law of Negotiable Instruments and Credit Operations.

These powers may be exercised before individuals and any kind of administrative or judicial authorities, including federal, local and before the Boards of Conciliation and Arbitration, Local or Federal and Labor Authorities. These powers shall include without limitation the following authorities:

a) File all kinds of motions and remedies, including constitutional relief, and desist therefrom;

b) Desist;

c) Settle;

d) Agree to arbitration;

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e) Answer and present interrogatories. However in terms of this power, neither the Board of Directors as a collegiate body nor its members individually shall exercise this power directly and may only delegate it to the attorneys-in-fact who are specially authorized thereto, who shall have the necessary authority to answer and present interrogatories on behalf of the Company;

f) Assign Assets;

g) Recuse;

h) Receive Payments;

i) File criminal charges and complaints and desist therefrom and grant pardons when permitted by law and assist the Public Prosecutor;

j) Negotiate, discuss, execute and review bargaining agreements and, in general, represent the Company before the labor authorities in any employment matters in which the company is a part or an interested third party, both in the initial hearing as well as a result of the stages of labor law with the legal representation of the Company for these purposes;

k) Perform any type of operations and execute, amend, terminate and rescind agreements inherent to the purpose of the Company;

l) Open and manage bank accounts and designate the authorized signatures to draw checks and request fund transfers charged to such accounts;

m) Create and withdraw all kinds of deposits;

n) Execute all kinds of funding operations, including without limitation, all kinds of credit operations and derivative operations as per the terms permitted by the applicable provisions;

o) Jointly obligate the Company with third parties and grant, on behalf of the Company, all types of property and personal guarantees, including without limitation mortgages, pledges, stock pledges, trusts, bonds and/or third party guarantee or any other guarantee that may be granted according to the valid legal provisions in Mexico or abroad to guarantee obligations of the Company or third parties;

p) Represent the Company when it forms part of other companies, purchasing or subscribing shares or interests or intervening as part of their creation as well as in exercising the rights resulting from the shares, equity or interest that the Company owns;

q) Admit and exercise on behalf of the Company the powers and representation of Mexican or foreign individuals, whether to contract on behalf thereof or to appear in trial; and

r) In general, to exercise the legal representation of the Company for all the corresponding legal purposes.

The Board of Directors shall also have the following powers:

1.	To substitute or delegate all or part of these powers and grant general and special powers according to the terms and with the authorities that are considered necessary or advisable; however, the Board of Directors shall reserve the right to exercise these powers, always and in any case, shall also have the authority to revoke the substitutions or powers that it grants or may grant to any department or representative of the company; and

2.	So that, by substituting or delegating all or part of these powers to third parties, and granting general or special powers according to the terms and with the authorities that the Board of Directors considers necessary or advisable, transfer to such third parties, in turn, all or part of the authorities contained in section (i) above, so that such third parties may, to the extent authorized in each specific case, to carry out the following: substitute or delegate all or part of their corresponding powers and grant general or special powers according to the terms and with the powers that are considered necessary or advisable; however, such third parties must reserve the exercise of their powers, always and in any case, who, if authorized, may also revoke the substitutions or powers that have been granted or that have been granted for any other departments or representatives of the Company.

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ARTICLE TWENTY SIX.- The Board of Directors shall meet at least four times during each corporate year, either in person or electronically. Meetings may be held in Mexico City or elsewhere in Mexico or abroad at the designated location and dates established for such purpose. Directors must be called to these meetings by the Chairman or Co-Chairman thereof or through the Secretary or Assistant Secretary of such body.

In addition to these regular meetings, the Board may hold extraordinary meetings. In any case, the Chairman of the Board of Directors or the Chairmen of the Corporate Practices and Audit Committee as well as by 25% (twenty five) of the directors of the Company may call to a Meeting and insert in the agenda any issues that are considered relevant, the call must be made to its members by any written means no less than five calendar days in advance and may be carried out by the Secretary or Assistant Secretary of the Board of Directors.

The meetings of the Board of Directors shall be presided over by the Chairman or by the Co-Chairman, indistinctly, in absence thereof by one of the Vice-President, indistinctly, in absence thereof by any of the present directors designated by the directors who have assisted to the corresponding meeting. The Secretary or the Assistant Secretary shall act as the secretary of the meeting and in absence thereof, the person designated by the directors.

ARTICLE TWENTY SEVEN.- At the meetings of Board of Directors, each Shareholding Members shall be entitled to one vote. The Substitute Members shall have only one vote when they assist and act in absence of the Shareholding Members. The assistance of the majority of the Members entitled to vote shall be required for the Meeting of the Board of Directors to be considered legally installed. The resolutions of the Board of Directors shall be valid when taken at least by the majority of the directors with voting rights who are present at the corresponding Meeting that is legally installed. In the event of a tie, the Chairman shall have the tie-breaking vote.

Minutes shall be taken at each board meeting, which shall include the resolutions that have been approved and must be entered into the corresponding minute book. It shall be sufficient, at least for the Chairman and Secretary of the corresponding meeting to sign for all legal purposes.

According to the provisions of Article 143 (one hundred and forty three), last paragraph of General Mercantile Corporations Law, the Board of Directors may validly adopt resolutions without the need for its members to personally meet in a formal session. This shall also apply to the remainder of the committees designated by the Board of Directors. The agreements that are taken outside of the meeting must be approved, in any case by the favorable vote of all of the shareholding members of such body or, in the event of a temporary or definitive absence or the incapacity of any of them with the favorable vote of the corresponding substitute members and shall have full legal effects provided that it is confirmed in writing according to the following rules:

a)	The Chairman, by his own initiative or at the request of any two shareholding members of the Board of Directors or of the corresponding Committee must inform all of the shareholding members or, as the case may be, substitutes of the corresponding body either verbally or in writing and by the means considered advisable about the agreements that are intended to be taken outside of the meeting and the reasons to justify these actions. Additionally, the Chairman shall provide all of them, if requested, any of the documentation and explanations that may be required. The Chairman may be assisted by one or more directors or by the committee determined by the latter or by the Secretary or Assistant Secretary to carry out the aforementioned communications.

b)	In the event that all of the shareholding members of the Board of Directors or of the corresponding committee or, as the case may be, their substitutes, shall verbally state their consent with the agreements or resolutions that were submitted to their consideration, they must confirm their consent in writing no later than on the second business day following the date in which it was given. The written confirmation must be sent to the Chairman, Secretary and/or Assistant Secretary through mail, telex, fax, telegram, messenger service, email or through any other means that guarantees that it is received within the next two business days.

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c)	For the purposes provided in the section above, the Chairman shall send in writing to each member of the corresponding body, whether directly or through the persons in assistance, a draft of the meetings or resolutions that are intended to be adopted outside of the meeting any other documentation that is considered necessary, so that, in any case, once the amendments that are required have been made, the draft of the corresponding minutes or resolutions are sent to the Chairman, Secretary and/or Assistant Secretary, properly signed at the bottom by one of the members of the Board of Directors or of the corresponding committees.

d)	Once the Chairman, Secretary and/or Assistant Secretary receive confirmations in writing from all of the members of the corresponding body, they shall proceed immediately to enter the minutes that have been approved or drafted in the respective book, which shall contain all of the resolutions adopted. In this case, such minutes shall be formalized by the signature of the acting Chairman and the Secretary.

e)	The date of the minutes shall be the date in which the verbal or written consent was given, even if at such moment confirmations were not received in writing, which once received must be included within the file kept by the Company. Additionally, any written observations must be included in such file, which in any case may have been made by the Board of Directors or the corresponding committee about the respective draft of the resolutions.

ARTICLE TWENTY EIGHT.- The Board of Directors, to perform its duties, which include supervising the performance, management and execution of the business of the Company and the companies that it controls shall be assisted by one or more Committees that shall be established for such purposes.

The Corporate Practices and Audit Committee(s) shall be formed exclusively by independent directors according to the terms of Article 25 (twenty five) of the Securities Market Law and by at least three members designated by the Board of Directors at the request of the Chairman.

The Chairmen of the Corporate Practices and Audit Committee(s) shall be appointed and/or removed from office exclusively by a Shareholders’ Meeting. Such Chairmen may not chair the Board of Directors and shall be selected based on their experience, recognized capacity and professional prestige.

The aforementioned Committee(s) shall establish their internal rules and regulations that are considered appropriate for the best performance of their duties.

If, for whatever reason, the minimum number of members of the Corporate Practices and Audit Committee(s) are absent and the Board of Directors has not appointed Provisional Members according to the provisions of Article 24 (twenty four) of the Securities Market Law, any shareholder may request the Chairman of aforementioned Board sending the call, within a three day period, to a Shareholders’ Meeting for the corresponding appointment to be made. If a call is not made in the period established, any shareholder may request the judicial authorities at the domicile of the Company so the latter makes the call. In the event that the Meeting is not held or, if it is held, the appointment is not made, the judicial authority of the domicile of the Company shall appoint the corresponding directors as per the request and proposal of any shareholder, who shall be in office until the Shareholders’ Meeting makes the final appointment.

The Corporate Practices and Audit Committee(s) must assist the Board of Directors in supervising the performance, management and execution of the business of the Company and the companies it controls, thereby complying with the activities, duties and obligations established for these by the Securities Market Law and these bylaws, especially in terms of the activities listed in Article 42 (forty two) of the aforementioned law. The aforementioned Committee(s) may also exercise other activities in the matters that the aforementioned Law establishes or that are provided for by these bylaws or that are entrusted by the Board of Directors, according to the duties that such legislation assigns thereto. The Board of Directors may assign, as the case may be, additional duties in other matters to the Committees mentioned herein.

To prepare the reports about the activities corresponding to the aforementioned Committees provided by Article 43 (forty three) of the Securities Market Law as well as the opinions established by Article 42 (forty two) of such Law, the Corporate Practices and Audit Committee(s) must take into account the opinion of the relevant directors and, in the event of any difference of opinion with the latter, shall incorporate such differences in these reports and opinions.

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The Corporate Practices and Audit Committee(s) may meet when necessary, through a call by the Chairman or through the Secretary or Assistant Secretary of the Board of Directors. To hold the ordinary and extraordinary meetings of the aforementioned Committees, the majority of the assistance of its members is needed and the resolutions shall be adopted by the favorable vote of the members who are present.

ARTICLE TWENTY NINE.- The duties of performance, management and execution of the business of the Company and the companies it controls shall be entrusted to the CEO; therefore, subject to the strategies, policies and guidelines approved by the Board of Directors. In any case, the CEO shall comply with the duties and obligations undertaken according to the Securities Market Law and these bylaws, especially the duties established by Article 44 (forty four) of said legislation as well as the other duties, obligations, assignments and duties entrusted by the General Shareholders’ Meeting or by the Board of Directors of the Company.

The CEO, in compliance with its duties, shall have the most extensive authorities to represent the Company in acts of administration and lawsuits and collections, including special powers that according to the laws require a Special Clause. In terms of acts of ownership, the CEO shall exercise these authorities according to the terms and conditions that the Board of Directors of the Company determines. The CEO, to exercise its authorities and activities, as well as to comply with its obligations shall be aided by the corresponding relevant directors for such purposes and by any employee of the Company and the companies it controls.

ARTICLE THIRTY.- The External Auditor shall be appointed and, as the case may be, removed prior opinion from the Auditing Committee, by the Board of Directors of the Company, which may be called to the meeting of the Board of Directors as a guest entitled to voice an opinion, but without a vote. However, said External Auditor shall refrain from being present during the discussion of the issues on the agenda in which the External Auditor may have a conflict of interest or that may compromise its integrity. The individual designated by the company providing the External Auditing services shall assist to the Shareholders’ Meeting of the Company.

ARTICLE THIRTY ONE.- The supervision of the performance, management and execution of the Company’s business and the companies it controls, considering the relevance that the latter has over the financial, administrative and legal situation of the former shall be entrusted to the Board of Directors through the Corporate Practices and Audit Committee(s) as well as by the external auditing company of the Company, each in their respective areas of competence, according to the provisions of the Securities Market Law.

In terms of the provisions of Article 41 (forty one) of the Securities Market Law, the Company shall not be subject to the provisions of Article 91 (ninety one), section V of the General Mercantile Corporations Law nor shall the following Articles apply 164 (one sixty four) to 171 (one seventy one), 172 (one seventy two), last paragraph, 173 (one seventy three) and 176 (one seventy six) of the General Mercantile Corporations Law; therefore, in general, the Company shall not have one or more statutory examiners nor shall the legal provisions apply with respect to their appointment or the performance of their duties.

CHAPTER FIVE

CORPORATE YEAR, ANNUAL DOCUMENTATION FOR THE SHAREHOLDERS’ MEETING AND PROFITS

ARTICLE THIRTY TWO.- Corporate years shall coincide with the calendar year, save for the cases of exception provided by the applicable legal provisions.

According to the terms of Article 28 (twenty eight), section IV of the Securities Market Law, the Board of Directors shall submit to the General Shareholders’ Meeting that is held as a result of the close of the corporate year:

a)	The reports of the Chairman of the Committee(s) that carry out corporate practices and auditing duties according to the Article 43 (forty three) of the Securities Market Law;

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b)	The report of the CEO according to the provisions of Article 44 (forty four), section XI of the Securities Market Law attached with a report of the External Auditor.

c)	The opinion of the Board of Directors about the contents of the report of the CEO referred to in the section above;

d)	The report by the Company’s Board of Directors according to Article 172 (one hundred and seventy two), section b) of the General Mercantile Corporations Law, which contains the key policies and accounting and information principles followed when preparing the financial information; and

e)	The report about the operations and activities in which the Board of Directors intervened according to the provisions of the Securities Market Law.

ARTICLE THIRTY THREE.- From the net profits rendered by the financial statements that are approved by the General Shareholders’ Meeting, each year at least 5% (five percent) shall be separated to create, increase or, as the case may be, replace the reserve fund established by the General Mercantile Corporations Law until the reserve fund totals 20% (twenty percent) of the capital stock paid to the Company. Additionally, the amounts agreed by the General Shareholders’ Meeting of the Company to create the extraordinary, special or additional funds that are considered necessary to create or increase the general or specific reserves. The remaining profits may be applied and distributed according to the resolution of the General Shareholders’ Meeting.

Profit distribution shall be governed by the provisions of Article 19 (nineteen) of the General Mercantile Corporations Law. After the dividends have been ordered, the General Shareholders’ Meeting or, as the case may be, the Board of Directors shall set the date for payment. All of the dividends that are not distributed within a period of five years as of the date indicated for their payment shall be considered as waived and assigned in favor of the Company.

CHAPTER SIX

DISSOLUTION AND LIQUIDATION

ARTICLE THIRTY FOUR.- The Company shall be dissolved at the end of the ninety-nine years from its incorporation unless this term is extended prior to its expiration by a resolution adopted by a General Extraordinary Shareholders Meeting or previously in any of the following cases:

a)	If it becomes impossible for the Company to carry out the purpose for which it was incorporated or in the event of accomplishing it;

b)	If bankruptcy proceedings are legally declared for the Company;

c)	By resolution taken at the Extraordinary Shareholders’ Meeting;

d)	When the number of shareholders is less than the minimum requirement as provided by Law;

e)	For the loss of two thirds of the capital stock.

ARTICLE THIRTY FIVE.- If the Company needs to be liquidated, the Shareholders shall designate for such purposes one or more liquidators in a General Extraordinary Shareholders’ Meeting. In the event of having more than one liquidators, they must act jointly.

The liquidator(s) need not be Shareholders, executives or directors of the Company. The liquidator(s) shall be authorized to wind-up the operations of the Company and liquidate its business in order to collect the amounts owed to the company and to pay any debts; to sell the assets of the Company at the prices that are considered advisable to the best of their knowledge; to distribute the remnants of the Company’s assets to the shareholders after paying all of the corporate debts according to the number of shares that each holds; to take the necessary or advisable measures to supplement the liquidation of the Company according to Article 242 (two hundred and forty two), 248 (two hundred and forty eight) and others of the General Mercantile Corporations Law as well as to obtain the cancelation of the Registry of the Company, after concluding its liquidation. The liquidator(s) shall also have the authority granted by the shareholders’ meeting at the moment of its designation.

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CHAPTER SEVEN

GOVERNING LAW AND JURISDICTION

ARTICLE THIRTY SIX.- While the shares of the Company are recorded in the National Securities Registry, they shall be subject to the special provisions contained in the Securities Market Law and, in the event of any omission thereof, to the provisions of the General Mercantile Corporations Law. In the case of any controversy between the Company and its shareholders or between the shareholders for issues related to the Company, both parties expressly submit to the federal laws of the United Mexican States and to the jurisdiction of the competent federal courts with venue in Mexico City, Federal District.

Provisions to prevent takeovers

In accordance with the provisions of articles 130 of the LGSM and 58 of the LMV, the bylaws of the Company provide, as a measure to prevent the acquisition of a controlling interest in the capital stock of the Company, directly or indirectly, that the acquisition of shares of capital stock, or securities and instruments issued based on such shares, or rights with respect to such shares, that represent ten percent of the shares or more, whether in one action or succession of actions, without any time limitation, may only be carried out prior written authorization of the Board of Directors.

The person or group of persons interested in acquiring an interest in the capital stock of the company equal to or greater than ten percent of the shares of the Company must deliver a written authorization request addressed to the Chairman and Secretary of the Board of Directors, specifying, at least, (i) the number and class of shares issued by the Company that are owned by the person or group of persons that intend to carry out the acquisition, or if it is a third party who, on such date, is not a shareholder the Company; (ii) the number and class of shares that they intend to acquire; (iii) the identity, nationality and general information of each of the potential acquirers; and (iv) a representation of whether they intend to acquire significant influence or a controlling participation in the Company, pursuant to the provisions of the LMV.

The Board of Directors must issue its resolution within a term of not more than three months as of the date on which the corresponding authorization request is delivered and or as of the date on which it receives any additional information it may have requested, as the case may be, and in any event must take into consideration, for purposes of its resolution, (i) if the intended acquisition is in the best interest of the Company and its subsidiaries, and if it is consistent with the long term vision of the Board of Directors; (ii) that no shareholder of the Company other than the purported acquirer is excluded from the economic benefits that, as the case may be, result from the application of the limitation in question; and (iii) that a potential takeover of the Company is not prevented in an absolute manner.

Mechanisms that limit the corporate rights granted by the shares

Neither the Company nor its shareholders have entered into any trust or other agreement that limits the corporate rights granted by the shares of the Company to the holders thereof.

Clauses in the bylaws or shareholders’ agreements that limit or restrict the management of the Company

The shareholders of the Company have not entered into any agreement, and the bylaws of the Company do not include any provision, that limits or restricts the management of the Company or its shareholders.

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5) RESPONSIBLE PARTIES

Statement by the Board of Directors of the Issuer

The undersigned, as special delegates of the Board of Directors, state under oath that this Information Brochure was reviewed by the Board of Directors based on the information that was submitted by the directors of the Issuer and, to the best of our knowledge, fairly reflects its situation, and we agree with its contents. Furthermore, we hereby state that the Board is not aware of any material information that has been omitted or distorted herein or that this Information Brochure contains information that could mislead investors.

/s/ José Humberto Gutiérrez-Olvera Zubizarreta	/s/ Justo Wong Salinas
Mr. José Humberto Gutiérrez-Olvera Zubizarreta Chairman of the Board of Directors of the Issuer	Mr. Justo Wong Salinas Director of the Issuer

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Statement by the CEO, CFO and the General Counsel of the Issuer

The undersigned, state under oath that, pursuant to our respective duties, we have prepared the information about the Issuer contained in this Information Brochure, which, to the best of our knowledge, fairly reflects its situation. Furthermore, we hereby state that we are not aware of any material information that has been omitted or distorted herein or that this Information Brochure contains information that could mislead investors.

/s/ Justo Wong Salinas	/s/ Quintín Humberto Botas Hernández
Mr. Justo Wong Salinas CEO	Mr. Quintín Humberto Botas Hernández Treasurer of the Board of Directors

/s/ Alejandro Archundia Becerra
Mr. Alejandro Archundia Becerra, Esq.
Assistant Secretary of the Board of Directors

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Statement by the External Auditor of the Issuer

I, the undersigned, state under oath that the consolidated pro forma financial statements of the Issuer and its subsidiaries, and the pro forma adjustments reflecting the process of separating the mining operations for the fiscal years ended December 31, 2009, 2008 and 2007, and as of June 30, 2010 and 2009, as contained in this Information Brochure, were examined in accordance with the Attestation Standards issued by Instituto Mexicano de Contadores Públicos, A.C.; and the consolidated financial statements of Grupo Carso and its subsidiaries for the years ended December 31, 2007, 2008 and 2009 contained in this Information Brochure were audited in accordance with generally accepted auditing principles. Additionally, I the undersigned state that the combined, consolidated pro forma financial statements of the Issuer as of June 30, 2010 and 2009, and the condensed consolidated financial statements of Grupo Carso for the six-month periods ended June 30, 2010 and 2009, contained in this Information Brochure, were subject to limited review in accordance with generally accepted auditing principles. Likewise, I state that within the scope of my work I am not aware of any significant financial information that has been omitted or distorted herein or that this Information Brochure contains information that could mislead investors.

/s/ Walter Fraschetto Valdés
Mr. Walter Fraschetto Valdés, CPA
Partner and legal representative
Galaz, Yamazaki, Ruiz Urquiza, S.C.,
External Auditor of the Issuer and of Grupo Carso

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Statement by the Independent Legal Advisor of the Issuer

The undersigned states under oath that, to the best of his knowledge and understanding, the issuance and placement of the shares complies with the laws and other applicable legal provisions. Furthermore, he represents to have no knowledge of any significant legal information that has been omitted or distorted herein or that this Information Brochure contains information that could mislead investors.

/s/ Marco Francisco Forastieri Muñoz
Mr. Marco Francisco Forastieri Muñoz, Esq.
Partner
Forastieri Abogados, S.C.

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6) EXHIBITS

[…]

c) Legal Opinion

[LETTERHEAD OF FORASTIERI ABOGADOS, S.C.]

Mexico City, Federal District, on December 9, 2010

NATIONAL BANKING AND SECURITIES COMMISSION

Vice Presidency of Securities Supervision

General Direction of Securities Issuances

Insurgentes Sur number 1971, Torre Sur, floor 7

Colonia Guadalupe Inn

01020 Mexico City, Federal District

Mexico

Attention: Ms.	María de Lourdes Abán Sánchez
General Director of Securities Issuances

Ladies and gentlemen:

We make reference to the application dated November 10, 2010, submitted by Grupo Carso, S.A.B. de C.V. (“Grupo Carso”), regarding the registration with the National Securities Registry (the “Registry”) of all of the shares of capital stock of Minera Frisco, S.A.B. de C.V. (“Minera Frisco” or the “Issuer”), a public stock corporation of variable capital (sociedad anónima bursátil de capital variable) incorporated as a result of Grupo Carso’s spin-off approved by the General Extraordinary Shareholders Meeting of Grupo Carso held on November 4, 2010 (the “Spin-off Meeting”), which application has been ratified by the Issuer on this date.

Minera Frisco has requested our opinion as independent legal advisors and, as such, we have reviewed the documentation and legal information described below, and we have held meetings with officers of Grupo Carso and Minera Frisco regarding such documentation and legal information in accordance with the provisions of article 87, paragraph II, of the Securities Market Act and of article 87 of the General Provisions Applicable to Securities Issuers and Other Securities Market Participants, as amended (the “Issuers’ Regulations”), issued by the National Banking and Securities Commission (the “Commission”) and published in the Official Gazette of the Federation.

For purposes of this opinion, we have examined the following documents:

(i)	Public instrument number 37,483 dated November 10, 2010, executed before Mr. Héctor Manuel Cárdenas Villarreal, notary public number 201 of the Federal District, the first true copy of which was recorded with the Public Registry of Commerce of the Federal District on November 11, 2010, under the commercial file number 33,325*, whereby the minutes of the Spin-off Meeting were notarized, at which meeting the following matters, inter alia, were approved: (a) subject to the satisfaction of certain conditions and the elapsing of a certain term, the spin-off of Grupo Carso in order for it to, as spinning-off company and without being extinguished, contribute in bulk a part of its assets and equity to two newly incorporated spin-off companies which shall have the corporate names of “Inmuebles Carso, S.A.B. de C.V.” and “Minera Frisco, S.A.B. de C.V.”; and (b) the carrying out by Grupo Carso of all actions necessary to register all of the shares of capital stock of Minera Frisco with the Registry, list them on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) (the “Bolsa”) and deposit them in the S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”) for their trading in the Mexican securities market, without a public offering;

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

National Banking and Securities Commission

December 9, 2010

(ii)	Public instrument number 37,614 dated November 25, 2010, executed before Mr. Héctor Manuel Cárdenas Villarreal, notary public number 201 of the Federal District, the first true copy of which was recorded with the Public Registry of Commerce of the Federal District on November 30, 2010, under electronic commercial file number 427,475-1, whereby the incorporation of Minera Frisco is evidenced, subject to satisfaction of the conditions and elapsing of the terms set forth in section j) of Resolution I.1 of the minutes of the Spin-off Meeting. As set forth in the Third Clause of the instrument described in this paragraph (ii), Mr. Alejandro Archundia Becerra, in his capacity as special delegate of the Spin-off Meeting, declared that on November 19, 2010 the condition precedent set forth in Resolution I.1, section j), subsection j.2), of the minutes of the Spin-off Meeting was satisfied;

(iii)	The form of certificate or certificates to be issued to represent the shares of capital stock of Minera Frisco;

(iv)	The certificate of the non-Director Secretary of the Board of Directors of the Issuer dated as of this date, executed pursuant to Exhibit D of the Issuers’ Regulations;

(v)	The preliminary information brochure regarding the registration of the shares of capital stock of Minera Frisco; and

(vi)	The information described in the application for the registration of the shares of capital stock of Minera Frisco and the addenda to such application filed on or prior to this date, including the documentation enclosed therewith, required to process the aforementioned application in accordance with articles 86 through 90 et al of the Securities Market Act, and articles 2, 7, 9 et al of the Issuers’ Regulations.

We have assumed, without carrying out any independent investigation, (i) the legitimacy of all signatures and the authenticity of the documents provided to us; and (ii) the accuracy and adequacy of all the copies of original documents provided to us by Grupo Carso.

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

National Banking and Securities Commission

December 9, 2010

In consideration of the foregoing, we represent that, to the best of our knowledge and understanding:

1. The Issuer is a public stock corporation of variable capital (sociedad anónima bursátil de capital variable) duly incorporated and validly existing in accordance with the laws of the United Mexican States, with full authority pursuant to its corporate purpose and in accordance with the law to apply for the registration of its shares of capital stock with the Registry. The Issuer was incorporated subject to the satisfaction of the conditions and elapsing of the terms set forth in section j) of Resolution I.1 of the minutes of the Spin-off Meeting. As recorded in the Third Clause of the public instrument described in paragraph (ii) above, Mr. Alejandro Archundia Becerra, in his capacity as special delegate of the Spin-off Meeting, declared that on November 19, 2010 the condition precedent set forth in Resolution I.1, section j), subsection j.2), of the minutes of the Spin-off Meeting was satisfied; therefore only (a) the satisfaction of the condition consisting of the elapsing of the 45 (forty five) calendar day term after the publications of the spin-off excerpts and the recording with the Public Registry of Commerce of the public instrument whereby the minutes of the Spin-off Meeting are formalized, without judicial opposition to the spin-off in accordance with the provisions of article 228 Bis of the General Act of Commercial Companies (the “Condition Pending of Satisfaction”); and (b) the elapsing of the term to which the spin-off is subject, i.e., December 31, 2010, precisely at the time when the fiscal year beginning on January 1, 2010 and ending on such date comes to an end (the “Term”), are pending.

2. On the date on which the trading of the shares of capital stock of the Issuer on the Bolsa commences, the bylaws of Minera Frisco will be in full force and effect. In addition, the bylaws of Minera Frisco contain the provisions that the bylaws of a public stock corporation must contain pursuant to the Securities Market Act and the Issuers’ Regulations.

3. The Spin-off Meeting’s resolutions regarding the registration with the Registry, listing on the Bolsa and deposit in the Indeval of all of the shares of capital stock of Minera Frisco, i.e., 2,745,000,000 shares, of which 2,312,510,500 are fully subscribed and paid for, and 432,489,500 are maintained in the treasury of Minera Frisco, for listing in the Mexican securities market, have been validly passed and are in conformity with the applicable legal provisions.

4. On the date on which the trading of the shares of capital stock of the Issuer on the Bolsa commences, the shares of capital stock of Minera Frisco shall have been validly issued, and the rights inherent thereto shall be enforceable vis-à-vis Minera Frisco. In addition, once any two of Messrs. Carlos Slim Helú, José Humberto Gutiérrez Olvera Zubizarreta, Guillermo Gutiérrez Saldívar, José Kuri Harfush, Gerardo Kuri Kaufmann, Juan Rodríguez Torres, José Shedid Merhy and Justo Wong Salinas, who form the Board of Directors of Minera Frisco, execute the certificate or certificates to be issued to represent the shares of capital stock of Minera Frisco, then such certificate(s) will conform to applicable law pursuant to the corresponding statutory provisions and the bylaws of Minera Frisco.

This legal opinion is subject to the following limitations:

a) This opinion is based on information and documents that have been provided to us for purposes of rendering this opinion, and the circumstances existing on this date, and which we are aware of and have in our possession; therefore the contents and truthfulness hereof are subject to the truthfulness of such information and documents;

[THIS ENGLISH TRANSLATION IS PROVIDED FOR CONVENIENCE PURPOSES ONLY. IN THE EVENT OF CONFLICT BETWEEN THE ENGLISH AND SPANISH VERSIONS OF THIS DISCLOSURE STATEMENT, THE SPANISH VERSION WILL PREVAIL.]

National Banking and Securities Commission

December 9, 2010

b) In order to render this legal opinion, we have neither obtained nor reviewed any certificate, record or document issued by any public registry (including, but not limited to, the commercial file of Minera Frisco);

c) This legal opinion is based on, and is required only by, applicable Mexican laws in full force and effect on this date and, therefore, no opinion is issued regarding the laws of other jurisdictions;

d) It does not include any opinion regarding any of Minera Frisco’s subsidiaries or affiliates;

e) We have only given legal advice to the Issuer regarding specific and occasional matters; therefore we do not assume or accept general liability with respect to matters and/or regulations other than those referred to in this legal opinion; and

f) We do not express any opinion regarding the solvency of Minera Frisco, or the marketability of the shares of its capital stock.

The foregoing opinions are issued on the date set forth herein and, therefore, are conditioned on and/or subject to probable or possible amendments due to changes in the legislation and other applicable regulations, as well as the conditions and circumstances of the actions referred to herein, as well as the lapsing of time and other similar situations. We do not express any opinion regarding any matters that occur after the date of this opinion and we do not assume any liability or obligation to inform the Commission, or any other person or entity, about any changes in the opinions mentioned above resulting from future circumstances or events.

Sincerely,

Forastieri Abogados, S.C.

/s/ Francisco Forastieri Muñoz
Francisco Forastieri Muñoz
Partner

c.c.	Mr. León Ernesto Ubilla Suazo
Deputy General Director of Securities Authorizations, National Banking and Securities Commission
Mr. José Manuel Allende Zubiri
Director of Issuers and Securities, Bolsa Mexicana de Valores, S.A.B. de C.V.
Ms. Gabriela Flores Salamanca
Deputy General Counsel, S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V.

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